UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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Smart Balance, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Smart Balance, Inc.
115 West Century Road, Suite 260
Paramus, New Jersey 07652

To Stockholders:

You are cordially invited to attend the Smart Balance, Inc. annual meeting of stockholders at 10:00 A.M. local time on Wednesday, May 23, 2012 at the St. Julien Hotel located at 900 Walnut Street, Boulder, Colorado 80302. The attached notice of annual meeting and proxy statement describes all known items to be acted upon by stockholders at the meeting and describes other details related to the meeting.

It is important that your shares are represented at the annual meeting, whether or not you plan to attend. To ensure your shares will be represented, we ask that you vote your shares by completing, signing, dating and returning the attached proxy card by mail. Please vote your shares as soon as possible. This is your meeting and your participation is important. We hope you will be able to attend the meeting, but in any event we would appreciate your dating, signing and returning the enclosed proxy as promptly as possible. If you attend the meeting, you may revoke your proxy and vote in person.

Please vote your shares promptly and join us at the meeting.

Sincerely,

Stephen B. Hughes
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Stockholders:

The 2012 annual meeting of stockholders of Smart Balance, Inc. (the “Company” or “Smart Balance”) will be held at the St. Julien Hotel located at 900 Walnut Street, Boulder, Colorado 80302, on Wednesday, May 23, 2012, beginning at 10:00 A.M. local time. At the meeting, the holders of the Company’s outstanding common stock will be asked to:

(1)  elect the two director nominees named in the attached proxy statement to serve a three-year term and until their successors have been elected and qualified;

(2)  approve, on an advisory basis, our named executive officer compensation, which is often referred to as a “say-on-pay” vote;

(3)  ratify the appointment of Ehrhardt Keefe Steiner & Hottman PC as the Company’s independent registered public accounting firm for 2012;

(4)  consider a shareholder proposal, if properly presented by the shareholder proponent; and

(5)  transact any other business as may properly come before the meeting or any adjournment or postponement.

Stockholders of record at the close of business on March 30, 2012 are entitled to notice of and to vote at the annual meeting and any postponements or adjournments.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the enclosed proxy card. If your shares are held in the name of a bank, broker or other nominee, their voting procedures should be described on the voting form they send to you. We encourage you to provide instructions to your broker regarding the voting of your shares. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.

By order of the board of directors,

Stephen B. Hughes
Chairman and Chief Executive Officer

April 5, 2012

i

115 WEST CENTURY ROAD
SUITE 260
PARAMUS, NEW JERSEY 07652

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 23, 2012

PROXY STATEMENT

The board of directors of Smart Balance, Inc. (the “Company” or “Smart Balance”) is soliciting proxies from the Company’s stockholders to be used at the annual meeting of stockholders to be held on Wednesday, May 23, 2012, beginning at 10:00 A.M. local time at the St. Julien Hotel located at 900 Walnut Street, Boulder, Colorado 80302, and at any postponements or adjournments. This proxy statement contains information related to the annual meeting. This proxy statement, the accompanying proxy card and the Company’s annual report on Form 10-K are first being sent to stockholders on or about April 5, 2012.

ABOUT THE ANNUAL MEETING

Why did I receive these materials?

Our board of directors is soliciting proxies for the 2012 annual meeting of stockholders. You are receiving a proxy statement because you owned shares of our common stock on March 30, 2012, the record date for the meeting, and that ownership entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our board and board committees, the compensation of directors and executive officers and other information that the Securities and Exchange Commission (the “SEC”) requires us to provide to our stockholders in this proxy statement.

How may I obtain Smart Balance’s 10-K and other financial information?

A copy of our 2011 annual report on Form 10-K is enclosed.

This proxy statement and our 2011 annual report are also available online at: http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=26110. Stockholders can also access our other filings with the SEC on our website at www.smartbalance.com.

Stockholders may request another copy of our 2011 annual report or proxy statement, free of charge, from:

Smart Balance, Inc.
Attn: Corporate Secretary
115 West Century Road, Suite 260
Paramus, New Jersey 07652
(201) 568-9300

We will also furnish any exhibit to our Annual Report on Form 10-K that we filed with the SEC on March 6, 2012, if specifically requested, for a nominal fee.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on the record date, March 30, 2012, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on the record date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

How many votes do I have?

You will be entitled to one vote on each of the proposals to be considered at the meeting for each outstanding share of Smart Balance common stock you owned as of the record date. There is no cumulative voting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. As of the record date, 58,940,554 shares of common stock, representing the same number of votes, were outstanding.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting for purposes of a quorum.

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. You may vote by proxy by using the enclosed proxy card. When you return a proxy card that is properly signed and completed, the shares of common stock represented by your proxy will be voted as you specify on the proxy card. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted. You can vote by proxy by any of the following methods.

If you hold your shares in “street name,” the Company has supplied copies of its proxy materials for its 2012 annual meeting of stockholders to the bank, broker or other nominee that holds your shares on your behalf, and they have the responsibility to send these proxy materials to you. Please refer to the voter instruction cards provided by your bank, broker or other nominee for specific instructions on methods of voting. You must either direct the bank, broker or other nominee of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other nominee to vote at the meeting. If you do not provide your bank, broker or nominee with instructions on how to vote your “street name” shares, your bank, broker or nominee will not be permitted to vote them on proposals that are considered non-routine (a broker “non-vote”).

Non-Routine Proposals.  The election of directors (Item 1), the advisory vote on the compensation of named executive officers (Item 2), and the shareholder proposal on sustainability reporting (Item 4) are non-routine items and may not be voted on by your bank, broker or other nominee without your specific voting instructions.

Routine Proposals.  The ratification of the appointment of Ehrhardt Keefe Steiner & Hottman PC as the Company’s independent registered public accounting firm for 2012 (Item 3) is a routine item. Generally, brokers, banks and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

Shares subject to a broker “non-vote” with respect to a proposal will not be considered for purposes of determining whether or not that proposal is approved.

We urge you to vote by returning the enclosed proxy card if you are a holder of record of your shares or by providing voting instructions to your bank, broker or other record holder if you hold your shares in “street name” even if you plan to attend the annual meeting so that we will know as soon as possible that enough shares will be present, or represented by proxy, for us to hold the meeting.

Your shares will be voted as you indicate. If you return the proxy card or voting instruction card but you do not indicate your voting preferences, your shares will be voted in accordance with the recommendations of the board. The board and management do not now intend to present any matters at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals named on the proxy card discretionary authority to vote the shares represented by the proxy on any such other matter in accordance with their best judgment.

Can I change my vote after I return my proxy card?

Yes. For shares for which you are the holder of record, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with the secretary of the Company or mailing a proxy bearing a later date or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your bank, broker or other nominee or, if you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and request to revoke your previously submitted proxy, although attendance at the meeting will not by itself revoke a previously granted proxy.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our board of directors and will pay all expenses associated with this solicitation. We have retained Morrow & Co., LLC, 470 West Ave. Stamford, Connecticut 06902, to aid in the solicitation of proxy materials for an estimated fee of $7,000 plus expenses. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and to obtain proxies.

What vote is required to approve each item?

Election of Directors (Item 1).  In the election of directors, you may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees.

Directors are elected by a plurality of the votes cast at the meeting, which means that the two nominees who receive the highest number of properly executed votes will be elected as directors. Each share of our common stock is entitled to one vote for each of the director nominees. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to that director or directors, although it will be counted for purposes of determining whether there is a quorum.

Advisory Vote on Executive Compensation (Item 2).  In this advisory vote, you may vote “FOR,” or “AGAINST” or may “ABSTAIN.” To be approved, this proposal requires the affirmative vote of the majority of the shares of common stock present, in person or by proxy, and entitled to vote on the proposal. Because your vote on this proposal is advisory in nature, it will not be binding on the Company. However, the board will review the voting results and take such results into consideration when making future decisions regarding executive compensation.

Ratification of the Company’s Public Accounting Firm (Item 3).  On this proposal, you may vote “FOR,” or “AGAINST” or may “ABSTAIN.” To be approved, this proposal requires the affirmative vote of the majority of the shares of common stock present, in person or by proxy, and entitled to vote on the proposal.

Vote on Shareholder Proposal on Sustainability Reporting (Item 4).  On this proposal, you may vote “FOR,” or “AGAINST” or may “ABSTAIN.” To be approved, this proposal requires the affirmative vote of the majority of the shares of common stock present, in person or by proxy, and entitled to vote on the proposal.

With respect to each of the proposals (other than the election of directors), abstentions will have the same effect as a vote against the proposal.

What happens if a nominee for director declines or is unable to accept election?

If you vote by proxy, and if unforeseen circumstances make it necessary for the board to substitute another person for a nominee, the individuals named on the proxy card will vote your shares for that other person.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares covered by each proxy card and voting instruction card that you receive.

Where can I find the voting results of the annual meeting?

The Company intends to announce the preliminary voting results at the annual meeting and publish the final results in a Current Report on Form 8-K that will be filed by the Company with the SEC within four business days of the annual meeting.

How may I obtain a copy of Smart Balance’s bylaw provisions regarding stockholder proposals and director nominations?

You may contact the corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Who may attend the annual meeting?

Only persons with evidence of stock ownership as of the record date or who are invited guests of the Company may attend and be admitted to the annual meeting of the stockholders. Photo identification will be required (a valid driver’s license, state identification or passport). If a stockholder’s shares are registered in the name of a bank, broker or other nominee, the stockholder must bring a proxy or a letter from that bank, broker, or other nominee or their most recent account statement that confirms that the stockholder was a beneficial owner of shares of stock of the Company as of the record date.

PROPOSALS TO BE SUBMITTED FOR STOCKHOLDER VOTE

ITEM 1 — ELECTION OF DIRECTORS

The Company’s restated certificate of incorporation provides that the number of directors will be not less than two nor more than ten with the actual number being fixed from time-to-time by resolution of the board. The authorized number of directors as of the date of this proxy statement is seven. The board of directors is divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires.

Messrs. Dean Hollis and Thomas K. McInerney, two of our current directors, are the only individuals that our board has nominated for election to the board at this 2012 annual meeting. Mr. Hollis’ term as a director will expire at the 2012 annual meeting. Although Mr. McInerney’s current term does not expire until the 2013 annual meeting, in order to ensure that the allocation of our directors among classes is as nearly equal in number as possible, as required by the Company’s restated certificate of incorporation, the board has nominated Mr. McInerney to stand for election with the class of directors up for election at the 2012 annual meeting. Directors elected at the 2012 annual meeting will hold office for a three-year term expiring at the annual meeting in 2015 (or until their respective successors are elected and qualified, or until their earlier death, resignation or removal).

If you sign your proxy card or voting instruction card but do not give instructions with respect to voting for directors, your shares will be voted FOR the two persons recommended by the board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

Both of the nominees have indicated to the Company that they will be available to serve as directors. If either nominee should for any reason become unavailable to serve prior to the annual meeting, the board will, prior to the annual meeting, (i) reduce the size of the board to eliminate the position for which that person was nominated, (ii) nominate a new candidate in place of such person and vote in favor of the new candidate all shares represented by stockholder proxies received by the board, unless authority to vote for all candidates nominated by the board is withheld, or (iii) leave the seat vacant to be filled at a later time. The information presented below for the director nominees has been furnished to the Company by the director nominees.

Director Qualifications

Our directors are responsible for overseeing the Company’s business consistent with their fiduciary duty to our stockholders. The nominating and corporate governance committee reviews with the board the requisite experience, qualifications, skills and characteristics for board members. This assessment includes the desired experience, mix of skills and other qualities to assure appropriate board composition, taking into account other board members and the specific needs of the Company and the board. The goal of this process is to assemble a group of board members with varied experience, sound judgment, and commitment to the Company’s success. The director biographies below include a non-exclusive list of key experiences and qualifications that the board and the nominating and corporate governance committee considered in concluding that the individual should serve as a director of the Company.

Director Nominees for Three Year Terms That Will Expire in 2015:

Dean Hollis Age 51	Dean Hollis has been a member of our board of directors since July 2011, and is also a member of the Audit Committee. Mr. Hollis has more than 35 years of business experience across food, retail and consumer product companies. Currently, he is a senior advisor for Oaktree Capital Management, an $85 billion investment firm. In addition, he oversees several privately held investments and serves on several boards, including Advance Pierre Foods, Landec Corporation, Earth Analytics Group, and Adams Land and Cattle Company. Mr. Hollis currently serves as chair of the Advance Pierre Foods board and chair of Landec Corporation’s compensation committee. Until 2008, Mr. Hollis was with ConAgra Foods, where for 21 years he held many executive-level positions, including president and chief operating officer, consumer foods and international. In that role, Mr. Hollis developed and executed a worldwide business transformation strategy while overseeing the largest part of the ConAgra Foods portfolio, including its $12 billion consumer and customer branded businesses across all channels. Prior to joining ConAgra Foods, Hollis was with the TreeSweet Companies, holding management positions in both sales and marketing. He began his career in the consumer products division of Georgia-Pacific, where he spent four years advancing through a variety of sales management positions. He is a graduate of Stetson University, where he is on the board of directors and received the Distinguished Alumni Award in 2005.
As indicated above, Mr. Hollis has held key management positions at companies in the packaged food and consumer products industries and also has considerable board experience. Drawing on these experiences in combination with his financial literacy, Mr. Hollis is an important contributor to the development of the Company’s business and growth strategy and to the oversight of its corporate governance, as well as its accounting and financial reporting processes and requirements. Mr. Hollis has greatly assisted the Company in developing its strategic plan.
Thomas K. McInerney Age 65	Thomas K. McInerney has been a member of our board of directors since July 2011, and is a member of the Finance Committee. He also became a member of the Compensation Committee in February 2012. Mr. McInerney has more than 25 years of business experience in the beverage industry, across management, sales, marketing and finance. Since 1996, Mr. McInerney has been a managing partner of Lindsey & Company, an executive search firm. Previously, he was vice president and general manager of the largest division of Tropicana Dole North America. Mr. McInerney was also the executive vice president of marketing for the House of Seagram, the U.S. spirits affiliate of Joseph E. Seagram and Sons, Inc. Mr. McInerney was employed by the Seagram Corporation for 20 years. He began his career with National Distillers and Chemical Corporation where he held a number of sales, market research and product management assignments. Mr. McInerney is a former board member of 6 Figure Jobs.com, the National Advertising Review Board, the Traffic Audit Bureau, and the Association of National Advertisers. He is a graduate of Villanova University and served as a Marine officer in Vietnam.
Mr. McInerney’s significant experience in all aspects of the consumer goods industry makes him an indispensable resource to the board and management. In addition, Mr. McInerney’s experience as an executive search consultant provides the company with expertise in the identification, assessment, and selection of executive talent, as well as expertise with compensation-related issues.

Required Vote:

Directors are elected by a plurality of the votes cast at the meeting, which means that the two nominees who receive the highest number of properly executed votes will be elected as directors. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to that director or directors, although it will be counted for purposes of determining whether there is a quorum.

Recommendation:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES LISTED ABOVE.

Directors Not Standing for Election in 2012:

The directors in classes whose terms are not expiring this year are listed below. They will continue to serve as directors for the remainder of their terms or until their respective successors are elected and qualified, or until their earlier death, resignation or removal. Information regarding each of such directors is provided below.

CLASS OF DIRECTORS WHOSE TERMS WILL EXPIRE IN 2013:

Stephen B. Hughes Age 57	Stephen B. Hughes has been our chairman of the board, chief executive officer and a director since our inception in May 2005. Mr. Hughes served as the sole officer and director of Hughes Consulting, Inc. from 2004 to 2007. From 2004 to 2007, Mr. Hughes served as a director of The Cambridge Group, a leading demand strategy consulting firm headquartered in Chicago, Illinois. While with Cambridge, Mr. Hughes led or participated in securing new marketing strategy engagements with a number of major consumer packaged goods companies. From 2002 to 2004, Mr. Hughes served first as vice president of sales and then as the senior vice president of marketing and sales for White Wave Foods Company, a division of Dean Foods Company. In June 2004, Mr. Hughes was also named senior vice president of marketing and research and development for Dean Foods’ newly formed White Wave division, a $1.1 billion division with brands including Silk, Horizon, International Delight, Land-o-Lakes and Marie’s.
Mr. Hughes holds a Bachelor of Arts degree in economics and political science from Denison University and an MBA degree with a concentration in marketing and finance from the University of Chicago. He also serves as a director of B.F. Bolthouse LLC.
Over his career, Mr. Hughes has held a number of leadership positions in the consumer packaged goods and foods industries. His proven leadership experience and track record developing brands in the health and wellness sector make him uniquely qualified to serve in his role as chairman of the board and chief executive officer.
James E. Lewis Age 63	James E. Lewis has been a director of Smart Balance since inception in May 2005 and served as our vice chairman until May 14, 2007. He is chairman of the Finance Committee. Mr. Lewis has more than 40 years of financial and business experience in the mining, commodity trading, financial services and food industries. For the last 20 years, he has been an entrepreneur in these industries and has been actively involved in starting, buying, building, operating, managing, financing (including IPOs), selling, merging, restructuring, consolidating and liquidating companies. Before that, Mr. Lewis held various executive financial positions in the coal and uranium mining industry and was in public accounting with Arthur Andersen.
Mr. Lewis is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants. He holds a BBA degree in accounting from Texas Tech University.
Mr. Lewis’ extensive entrepreneurial experience in various industries provides a unique perspective and contribution to our board of directors. In addition, Mr. Lewis has a strong background in both accounting and the food industry, as well as significant experience in finance, capital markets, and mergers and acquisitions, which provides Mr. Lewis with a unique ability to contribute to our board of directors.

CLASS OF DIRECTORS WHOSE TERMS WILL EXPIRE IN 2014:

William E. Hooper Age 75	William E. Hooper has been a member of our board of directors since June 2005 and has served as our marketing coordinator since May 2007. Mr. Hooper has been a senior executive in marketing and consumer communication companies for the past 40 years. As such, Mr. Hooper has had extensive experience in developing consumer marketing and advertising programs for major national consumer food companies. Mr. Hooper was an executive for 26 years, from 1964 to 1990, including serving as President and a director of WB Donor, one of the largest national independent advertising agencies in the United States. Mr. Hooper was principal of Hooper Consulting LLC, a marketing and communications consultancy working with large national advertisers and marketing companies heavily directed to the consumer food business, from 1990 to 2000. Clients included Florida Department of Citrus, Tropicana, ConAgra, Mead Johnson, Nabisco, Celestial Seasonings, and White Wave Foods. From 2000 to September 2005, Mr. Hooper served as chairman of Trahan, Burden & Charles Inc., or TBC, a mid-sized national advertising agency headquartered in New York and Baltimore that provides creative, public relations, media planning and buying, and direct marketing services to a broad spectrum of corporate customers. Among TBC’s clientele was Dow Jones & Company, Nextel Communications, Vanguard Securities, Yellow Book Directories, Gaylord Hotels, The Mills Corporation, the National Security Agency and Blue Cross and Blue Shield.
Mr. Hooper holds a B.S. degree in business administration from Loyola College of Maryland and has served on the board of trustees of the Loyola College of Maryland, the National Aquarium and the St. Joseph’s Medical Center in Baltimore. He was also a member of the U.S. Army Reserve Military Police Corp. from 1958 to 1966.
Mr. Hooper has had significant experience in marketing, advertising, operations and manufacturing over his career that uniquely positions him to contribute to the development of strategies that will promote new products and brand recognition in furtherance of the Company’s growth strategy, and, generally, to provide valuable insight to the board in key areas affecting the Company.
Gerald J. Laber Age 68	Gerald J. “Bud” Laber has been a member of our board of directors since June 2005, is a member of our Governance and Nominating Committee and chairs both our Compensation Committee and our Audit Committee. Mr. Laber has been a private investor since 2000, when he retired after 33 years of service with Arthur Andersen. Mr. Laber was an audit partner with Arthur Andersen from 1980 to 2000 and, with the exception of a leave for military service from 1966 through 1968, was employed by Arthur Andersen from 1965 until retiring in 2000. Mr. Laber is a certified public accountant and is a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants. Mr. Laber is a member of the advisory board of the Colorado Chapter of the National Association of Corporate Directors. Currently, Mr. Laber is: (i) on the board of directors and chair of the audit committee of Scott’s Liquid Gold since February 2004; (ii) on the board of directors and chair of the audit committee and member of the compensation committee of Allied Motion Technologies, Inc. since November 2010, (iii) on the board of directors and has served as chair of the audit committee of two companies that are no longer public reporting companies; and (iv) president of The Catholic Foundation of Northern Colorado since January 2008. Formerly, Mr. Laber (i) served on the board of directors and as chair of the audit committee of Spectralink Corporation from April 2004 to March 2007; and (ii) served on the board of directors and audit committee of Applied Films Corporation from July 2004 to July 2007 (audit chair from October 2005 to July 2007). Each of these companies is, or was, publicly traded.
Mr. Laber holds a B.S.B.A. degree with a major in accountancy from the University of South Dakota and is a member of the board of trustees of the University of South Dakota Foundation.
As a result of these professional and other experiences, Mr. Laber is able to provide key assistance to the board and its audit committee in overseeing the Company’s accounting and financial reporting responsibilities.
James B. Leighton Age 56	James B. Leighton has been a member of our board of directors since August 2007 and our independent lead director since September 2011. Mr. Leighton is a member of the Audit Committee, the Compensation Committee, the Finance Committee and serves as the chairman of our Governance and Nominating Committee. From 2006 to 2009, Mr. Leighton served as the senior vice president of operations and supply chain and is currently president of the retail division of Perdue Farms Incorporated, a large, privately-held poultry company. Mr. Leighton was a key player in the development of the Perdue Farms’ strategic plan. From 2002 to 2006, Mr. Leighton served as the senior vice president of operations of Conagra Foods, Inc., one of the largest food companies in the United States.
Mr. Leighton holds a B.S.B.A. degree in business administration and industrial relations from the University of Iowa and a Masters degree in Business Administration from Keller Graduate School of Management. Mr. Leighton serves on the non-profit Foundation and Corporation Boards for Atlantic General Hospital.
Mr. Leighton’s operations, general management and manufacturing experience within foodservice, retail and international channels provides him with a broad perspective on our Company’s operations and allows him to be a key contributor to the board’s oversight of the Company’s business. In addition, Mr. Leighton’s extensive experience with commodity supply businesses serves as an important resource to the board and Mr. Leighton has greatly assisted the Company in developing its strategic plan.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Number of Meetings of the Board of Directors and Committees

The board held 16 meetings during 2011. Directors are expected to attend board meetings and meetings of committees for which they serve, and to spend time needed and meet as frequently as necessary to properly discharge their responsibilities. The standing committees of the board held an aggregate of 30 meetings during 2011. Each director attended at least 75% of the aggregate number of meetings of the board and the board committees on which the director served during the period.

Attendance at Annual Meetings of the Stockholders

The Company has no policy requiring directors and director nominees to attend the annual meeting of stockholders; however, all directors and director nominees are encouraged to attend. All of our directors attended the 2011 meeting.

Director Independence

Rules of the Nasdaq Global Market require that the board be comprised of a majority of “independent directors.” In determining the independence of our directors, the board uses independence standards that mirror exactly the criteria specified by Nasdaq rules.

Based upon the information submitted by each of its directors, and following the recommendation of the nominating and corporate governance committee, the board has determined that the following directors are independent: Dean Hollis, Gerald J. Laber, James B. Leighton, and Thomas K. McInerney.

Meeting of Independent Directors

Before or after each regularly scheduled, quarterly board meeting, the independent directors meet in executive session without members of management present. Our lead director is our senior independent director and acts as chairman of these meetings.

Board Leadership Structure

Our board is lead by Stephen Hughes, who has served as the chairman of the board and chief executive officer since our inception in May 2005, and by James Leighton, our lead director who, in that capacity, serves as our senior independent director, and who provides strong independent leadership.

The board believes the Company and its stockholders have been well served by having the chief executive officer serve as the chairman of the board. This structure provides efficiency and clear leadership and it allows for a consistent management vision for the Company. In light of the combination of the chairman of the board and chief executive officer positions, one of our corporate governance guidelines has been for the board to annually elect a lead director from among its independent directors. The lead director serves as liaison between the chairman of the board, on the one hand, and the independent directors, on the other hand, and has the following duties and responsibilities:

•	Presiding at all meetings of the board at which the chairman is not present;
•	Chairing all executive sessions of the independent directors;
•	Approving information sent to the board;
•	Approving agendas for meetings of the board and for all regularly scheduled meetings of all committees of the board;
•	Approving meeting schedules to assure there is sufficient time for discussion of all agenda items;
•	Being available for consultation and direct communication with major stockholders; and
•	Such other duties and responsibilities as the board may delegate from time to time to the lead director.

The lead director also has authority to call special meetings of the independent directors.

The board believes it is important to have a lead director to provide leadership to the independent directors in the board’s executive sessions and to minimize any potential conflicts that may result from combining the roles of chief executive officer and chairman. In addition, the Company’s corporate governance guidelines provide that the board may exercise discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances and that the board will make a determination concerning the combination or separation of these positions at such time as, and in connection with, a change of the chief executive officer.

The board also has four standing committees — audit committee, compensation committee, nominating and corporate governance committee, and finance committee. The audit committee, compensation committee, and governance and nominating committee each has an independent director serving as its respective chairman and each are comprised solely of independent directors.

Board’s Role in Risk Oversight

Risk is an integral part of board and committee deliberations throughout the year. The full board has responsibility for the general risk oversight of the Company. As part of the board’s oversight role, the board has delegated responsibility for the oversight of specific risks to board committees as follows:

•	The audit and finance committees work in conjunction to identify and review all material risks of the Company, and oversee the development by management of a plan to manage these risks. Both committees discuss with management and review the Company’s policies with respect to risk assessment, risk management, the Company’s significant financial risk exposures and the actions management has taken to limit, monitor, control or mitigate such exposures. The finance committee focuses primarily on the Company’s non-financial risks, while the audit committee focuses primarily on the Company’s financial risks.
•	The compensation committee reviews the Company’s compensation policies and practices for its employees as they relate to risk management practices and risk-taking incentives.

In addition, the role of our board in our Company’s risk oversight process includes receiving regular reports from management on areas of material risk to our company, including operational, financial, legal and regulatory, and strategic and reputational risks.

Compensation Risk

The compensation committee annually conducts a review as to whether any portion of the compensation program encourages executives to take unnecessary and excessive risks. Following this year’s review, the compensation committee concluded that the various elements of the compensation package were not reasonably likely to encourage executives to take unnecessary or excessive risks that could result in material harm to the Company.

Features of our compensation program that tend to mitigate risk include:

•	We do not provide perquisites or excessive retirement plans to our employees;
•	We maintain a recoupment policy in our stock plan, and, in addition, in March 2012, we instituted a clawback policy that generally provides, in the event there is a restatement of the Company’s financial statements due to material noncompliance by the Company with any financial reporting requirement under applicable securities laws, for the recoupment, at our independent directors’ discretion, of any incentive compensation paid to any current or former executive officer under the Amended and Restated Company Financial Performance Incentive Program (the “Incentive Program”), or any successor plan, to the extent that the amount of the incentive compensation that would have been paid following the new financial results is lower than the amount the executive had previously received;
•	We strive to have a balanced compensation program and do not place an excessive amount of focus on equity. All of our compensatory equity grants to employees vest either over a four-year period or based upon achieving specified performance conditions, which mitigates the risk of our executives and employees taking short-term risks and focuses their attention on stability and the Company’s long-term growth strategy;

•	Our named executive officers, including our chief executive officer, have significant equity holdings in the Company as the result of their choosing to personally invest in the Company, further aligning their interests with the interests of our stockholders, and the board has adopted stock ownership guidelines to further promote and ensure this alignment;
•	Our compensation mix is not overly weighted on annual incentives;
•	Our annual incentive program is capped (and the cap has been even further lowered for 2012 as described in the Compensation Discussion and Analysis section);
•	Annual incentives would not be paid if it would cause an event of default under our credit facility;
•	Compliance and ethical behaviors are integral factors considered in all performance assessments;
•	We engage only independent outside advisors to assist in compensation decisions;
•	Our annual incentive program provides that the compensation committee may exercise negative discretion with respect to all bonus amounts (and may choose to award no bonus for a given year); and
•	The terms of our Incentive Program provide that if a specified employee (including an executive officer) is eligible for an annual bonus in excess of such employee’s target bonus for a year based upon outstanding performance, any such award shall be held back for one year and subject to further performance conditions in the following year to ensure the bonus awards sustained Company growth.

Corporate Governance Guidelines

The board has adopted corporate governance guidelines that contribute to the overall operating framework of the board and the Company. These guidelines cover topics including goals of the board, director responsibilities, role of the lead director, board composition and structure, board meetings, board committees, performance evaluation, succession planning and director compensation. A copy of the corporate governance guidelines is available on our website at www.smartbalance.com.

Stock Ownership Guidelines

To further align the interests of our directors and executive officers and our stockholders, the board has adopted stock ownership guidelines under which, after an initial phase-in period, each of our executive officers will be required to maintain vested equity holdings with a value at least equal, in the case of our chief executive officer, six times his annual base salary and, in the case of our other executive officers, three times the executive’s annual base salary and each of our non-management directors will be required to maintain vested equity holdings with a value at least equal to three times the director’s annual cash retainer fee. A copy of the stock ownership guidelines is available on our website at www.smartbalance.com.

No Hedging Policy

The Company’s Insider Trading Policy prohibits all directors, officers and employees of the Company from effecting hedging or similar monetization transactions with respect to the shares of the Company.

Communications between Stockholders and the Board

Stockholders may send communications to the Company’s directors (or any subset of the directors) as a group or individually, by writing to the group or any particular individual: c/o the Corporate Secretary, 115 West Century Road, Suite 260, Paramus, New Jersey 07652. The Corporate Secretary will forward communications relating to matters within the board’s purview to the directors, communications relating to matters within a board committee’s area of responsibility to the Chair of the appropriate committee, and communications relating to ordinary business matters, such as consumer complaints, to the appropriate Company executive. The Corporate Secretary will not forward solicitations, junk mail and obviously frivolous or inappropriate communications, but makes them available to any non-management director who requests them.

Committees of the Board of Directors

Our board currently has an audit committee, a compensation committee, a nominating and corporate governance committee, and a finance committee. The composition, duties and responsibilities of these committees are set forth below. Committee membership is reviewed annually.

Audit Committee.  The audit committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, is composed of Messrs. Hollis, Laber, and Leighton and is chaired by Mr. Laber. The directors we have appointed to our audit committee are each an independent member of our board of directors as defined by Nasdaq independence requirements for audit committee members. Each member of our audit committee is financially literate, and our board of directors has determined that Mr. Laber qualifies as an “audit committee financial expert,” as such term is defined by SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. The audit committee met 5 times during 2011.

The principal responsibilities of and functions to be performed by the audit committee are established in the audit committee charter. The principal responsibilities of the audit committee are to assist the board with its oversight responsibilities regarding:

•	the accounting and financial reporting processes of the Company;
•	the integrity of the Company’s financial statements;
•	the Company’s compliance with legal and regulatory requirements;
•	appointing the Company’s independent registered public accounting firm;
•	the registered independent auditor’s qualifications and independence;
•	the performance of the Company’s internal audit function;
•	the performance of the Company’s independent auditor; and
•	the audits of the Company’s financial statements.

The audit committee charter was adopted by the board of directors and is reviewed annually by the audit committee. A copy of the audit committee charter is available on our website at www.smartbalance.com.

Compensation Committee.  The compensation committee is composed of Messrs. Laber and Leighton, and Mr. McInerney who joined the committee in February 2012. The compensation committee is chaired by Mr. Laber. All members are independent as defined by Nasdaq independence requirements. The compensation committee held 14 meetings in 2011. The duties and responsibilities of the compensation committee include:

•	designing in consultation with management or the board, and recommending to the board for approval and evaluating, the compensation plans, policies and programs of the Company, especially those regarding executive compensation and compensation of the board;
•	determining the compensation of the chief executive officer and all other officers (as such term is defined in Rule 16a-1 promulgated under the Exchange Act) of the Company;
•	reviewing the executive compensation disclosure that is prepared by the Company for inclusion in the Company’s proxy materials and preparing a related Compensation Committee Report in accordance with applicable rules and regulations of the SEC;
•	adopting and implementing compensation programs that are designed to attract, motivate and retain high quality employees, encourage superior performance, promote accountability and assure that employee interests are aligned reasonably with the interests of the Company’s stockholders; and
•	developing and implementing programs that are consistent with, and foster goals that will incentivize our executives to promote the achievement of, the Company’s growth strategy, while at the same time, balancing risk.

A copy of the compensation committee charter is available on our website at www.smartbalance.com.

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee is composed of Messrs. Laber and Leighton, and is chaired by Mr. Leighton. Both members are independent as defined by Nasdaq independence requirements. The nominating and corporate governance committee met 4 times in 2011. The purpose of the nominating and corporate governance committee is to assist the board in:

•	the identification of qualified candidates to become board members;
•	the recommendation of board nominees for election as directors at the next annual or special meeting of stockholders at which directors are to be elected;
•	the recommendation of candidates to the board to fill any interim vacancies on the board; and
•	the development and recommendation to the board of a set of corporate governance guidelines and principles applicable to the Company.

The nominating and corporate governance committee evaluates director nominees recommended by stockholders in the same manner in which it evaluates other director nominees. The Company has established, through its nominating and corporate governance committee, selection criteria that identify desirable skills and experience for prospective board members, including consideration of the potential candidate’s qualification as independent, as well as consideration of leadership skills, strategic thinking, willingness to make a time commitment, breadth of knowledge about matters affecting us and our industry, skills and experience in different disciplines important to us and our industry, sound business judgment and other criteria determined by the nominating and corporate governance committee from time to time. The nominating and corporate governance committee does not have a specific diversity policy, but in making its recommendations to the board of directors, the nominating and corporate governance committee, as a matter of practice. considers candidates’ diversity of age, experience, profession, skills, geographic representation and background, all to provide the board and the Company with an appropriate mix of experience, knowledge, perspective and judgment. The Company has not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees, but may retain a search firm in the future if the nominating and corporate governance committee determines that it is appropriate. The nominating and corporate governance committee considers individuals recommended by stockholders for nomination as a director in accordance with the procedures described below.

A copy of the nominating and corporate governance committee charter is available on our website at www.smartbalance.com.

Procedure for Stockholder Recommendations to the Nominating and Corporate Governance Committee for Potential Director Nominees

In selecting the Company’s director nominees in connection with each annual meeting, it is policy that the governance and nominating committee consider director candidates recommended by any stockholder of the Company. To be timely, a stockholder’s recommendation must be delivered to or mailed and received at our principal executive offices not less than 120 days prior to the first anniversary of the date that the proxy statement was released to stockholders for the previous year’s annual meeting. For the 2013 annual meeting, recommendations must be received no later than December 5, 2012. Any such recommendations should, in addition to the information specified below, include the nominee’s name and qualifications for board membership. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Stockholder Recommendation for Director.”

In order to be a valid submission for recommendation to the nominating and corporate governance committee for potential nominee for director, the form of recommendation must set forth:

(1)  the name, age, business address and residence address of the person;

(2)  the principal occupation or employment of the person;

(3)  the number of shares of stock of the Company which are owned beneficially or of record by the person;

(4)  a description of all arrangements or understandings between the stockholders and each nominee pursuant to which nominations are to be made by the stockholder;

(5)  written consent of each proposed nominee to being named as a nominee and to serve as a director if elected; and

(6)  any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act.

Procedure for Stockholder Nominations for Director

A stockholder wishing to nominate their own candidate for election to our board at our 2013 annual meeting must deliver timely notice of such stockholder’s intent to make such nomination in proper written form to the Corporate Secretary at our principal executive offices. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 nor more than 120 days prior to the date of the first anniversary of the previous year’s annual meeting. For the 2013 annual meeting, notices of nominations must be received no earlier than January 23, 2013 and no later than February 22, 2013. In the event the annual meeting is scheduled to be held on a date not within 30 days before or after such anniversary date, notice must be so received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. To be in proper form, a stockholder’s notice of nomination must be in writing and include all of the information required by our bylaws. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Stockholder Nomination for Director.” In accordance with our bylaws, stockholder nominations which do not comply with the submission deadline are not required to be recognized by the presiding officer at the annual meeting. Timely nominations will be brought before the meeting, but will not be part of the slate nominated by our board of directors and will not be included in our proxy materials.

Finance Committee.  The finance committee is composed of Messrs. Leighton, Lewis and McInerney and is chaired by Mr. Lewis. The purpose of the finance committee is to assist the board in satisfying its duties relating to the financing strategy, financial policies and financial condition of the Company. The finance committee’s responsibilities include, among other things, reviewing and making recommendations to the board concerning items such as the Company’s capital structure, credit rating, cash flow and financial position, operating plans, capital budgets, risk assessment and analysis, commodities and hedging policies and insurance programs. The finance committee met 7 times in 2011.

A copy of the finance committee charter is available on our website at www.smartbalance.com.

Code of Business Conduct and Ethics

The Company’s employees, officers and directors are required to abide by the Company’s Code of Business Conduct and Ethics, which is intended to ensure that the Company’s business is conducted in a consistently legal and ethical manner. The Code of Ethics covers all areas of conduct, including, among other things, conflicts of interest, fair dealing and the protection of confidential information, as well as strict compliance with all laws, regulations and rules. Any waiver to the policies or procedures set forth in the Code of Ethics in the case of executive officers or directors may be made only by the board of directors or the audit committee and will be promptly disclosed as required by law or Nasdaq listing requirements. The full text of the Code of Ethics is available on our website at www.smartbalance.com.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions Policy and Procedure

There were no transactions since the beginning of the Company’s last fiscal year or currently proposed in which the Company was or is to be a participant, the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

The audit committee has adopted written policies and procedures to review and approve or ratify related party transactions involving the Company. For purposes of this policy, a related party transaction is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) involving Smart Balance, any of its executive officers, directors, or 5% or more stockholders or any of their immediate family members in which the aggregate amount involved (including any interest payable with respect to indebtedness) will or may be expected to exceed $120,000 (except that there is no $120,000 threshold for members of the audit committee).

Under the policy, any potential related party transaction is to be reviewed by the chair of the audit committee, or his designee, to determine whether the potential transaction is a related party transaction that is required to be approved or ratified by the audit committee. The audit committee will review all related party transactions and approve or disapprove such transaction. In determining whether to approve or ratify a related party transaction, the audit committee shall consider:

•	whether the transaction is on terms no less favorable to Smart Balance than terms generally available from an unrelated third party;
•	the extent of the related party’s interest in the transaction;
•	in the case of a transaction involving an executive officer or director, whether the transaction would interfere with the performance of the officer’s or director’s duties to Smart Balance;
•	in the case of a transaction involving a non-employee director, whether the transaction would disqualify the director from being deemed independent or serving on the audit committee, compensation committee or other committee of the board of directors; and
•	such other factors that the audit committee deems appropriate under the circumstances.

Any director who is a related person with respect to a transaction under review may not participate in the discussion or approval of the transaction, other than providing all material information concerning the transaction.

A copy of the related party transaction policies and procedures is available on our website at www.smartbalance.com.

Compensation Committee Interlocks and Insider Participation

Gerald Laber and James Leighton served as members of the Company’s compensation committee during 2011. Robert F. McCarthy also served as a member of the Company’s compensation committee until September 21, 2011. No member of the Compensation Committee is a current or former executive officer or employee of the Company, or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Company’s compensation committee during 2011.

EXECUTIVE COMPENSATION

Executive Officers

Information regarding our executive officers is provided below:

Name	Age	Title
Stephen B. Hughes	57	Chairman of the Board, Chief Executive Officer and Director
Terrence Schulke	58	President and Chief Operating Officer
Peter Dray	55	Chief Innovation Officer
Christine Sacco	36	Chief Financial Officer and Interim Principal Accounting Officer
Norman Matar	58	Executive Vice President, General Counsel and Corporate Secretary

For information with respect to Mr. Hughes, please see the information about the members of our board of directors under “Item 1 — Election of Directors.”

Terrence Schulke was appointed our President and Chief Operating Officer effective as of January 1, 2012. Prior to this appointment, Mr. Schulke was the Company’s Executive Vice President/ General Manager, Commercial Operations since January 2011. Previously, Mr. Schulke has been our executive vice president and chief customer officer since June 2007. Mr. Schulke joined Smart Balance from Schick-Wilkinson Sword, where he most recently served as Vice President North America. During Mr. Schulke’s five-year tenure there, Schick-Wilkinson Sword outpaced competition in share and profit growth in the highly innovative and hotly contested blades and razor category and posted a nine percent compound annual revenue and 22 percent compound annual operating income gains. His extensive food industry experience was developed as senior vice president of U.S. Sales at Tropicana Products, a division of PEPSICO. Mr. Schulke is a graduate of State University of New York, College at Buffalo, where he earned his bachelor’s degree in communications.

Peter Dray was appointed our Chief Innovation Officer effective as of January 1, 2012. Prior to this appointment, Mr. Dray was the Company’s executive vice president of operations and product development since June 2007. Mr. Dray is a 24-year veteran of GFA Brands, has more than 35 years of food manufacturing, sales and marketing experience and 30 years as a senior operations executive. He developed, perfected, and now manages the outsourced manufacturing model that is the cornerstone of the Smart Balance virtual business. He has also played a central role in building the Smart Balance® brands. Prior to joining GFA, Mr. Dray played a key role in the growth of the Weight Watchers® brand. Mr. Dray is a graduate of New York University, where he earned his bachelor’s degree in food and nutrition. He also received his AAS in food management from the State University of New York at Delhi.

Christine Sacco was appointed our Chief Financial Officer effective as of January 1, 2012. Prior to this appointment, Ms. Sacco was the Company’s Vice President and Operations Controller since January 1, 2011. Ms. Sacco also served as the principal accounting officer since January 1, 2011 and will continue to do so, on an interim basis. Prior to joining the Company, Ms. Sacco served as vice president, treasurer and director of financial reporting of Alpharma Inc., where she worked from October 2002 until January 2008. Alpharma Inc., formerly a public company and now a subsidiary of Pfizer Inc., provides a broad range of pharmaceutical and animal health products. Ms. Sacco is a certified public accountant and holds a bachelor’s degree in accounting from St. Thomas Aquinas College.

Norman Matar has been our executive vice president, general counsel and corporate secretary since January 2008. Mr. Matar comes to Smart Balance with 30 years of private practice experience, the last 20 with Davis & Kuelthau, S.C., where he served on the board for 12 years. Mr. Matar has extensive experience handling all aspects of corporate legal work with both public and private firms including significant mergers and acquisitions experience. He was the lead attorney in the acquisition of GFA Brands by the Company in May 2007. Throughout his 30 years in private practice, Mr. Matar obtained extensive experience in the food industry, representing a wide variety of food companies including retailers and manufacturers as well as food companies in the industrial and food service segments of the industry. He played a key role in the development of Miller Park in Milwaukee. Mr. Matar attended Marquette University where he received his bachelor’s and doctor of jurisprudence degrees.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This discussion addresses compensation with respect to our named executive officers, which for 2011 include:

Name	Current Position	Former Position
Stephen B. Hughes	Chairman and Chief Executive Officer
Alan S. Gever	Departed	Executive Vice President and Chief Financial Officer
Terrence Schulke	President and Chief Operating Officer	Executive Vice President/General Manager
Peter Dray	Chief Innovation Officer	Executive Vice President of Operations and Product Development
Norman Matar	Executive Vice President, General Counsel and Corporate Secretary

Executive Summary

Company Performance — 2011

Our business operates primarily as a “virtual business,” with a relatively small number of employees (203 full and part time as of December 31, 2011, of which 134 were employed by Glutino Food Group (“Glutino”) which our Company acquired in August 2011 and is a wholly-owned subsidiary of the Company). Aside from certain of our Glutino® products that we manufacture in our fully gluten-free manufacturing facilities located in Quebec, Canada, we outsource our manufacturing, distribution and certain selling activities to third parties. Our five current executive officers make up approximately 2.5% of our total employees. Our ability to succeed depends upon our ability to attract, retain and motivate outstanding leaders and team members to help develop and execute our goal, which is to become a recognized leader in providing superior tasting, solution-driven products in every category the Company enters. With this goal in mind, in 2011, we prepared a strategic plan where our primary growth strategy is comprised of three components: (1) maintain strong profitability in our core spreads and grocery categories with Smart Balance® and BestlifeTM, (2) use the core products’ profitability to fund our innovation growth platforms — Glutino®, Earth Balance®, and Smart Balance® Milk — through new product introductions, innovation, and distribution gains, and (3) leverage our health and wellness platform by acquiring new brands and new technologies.

In 2011, this strategy resulted in a 28% increase in cash operating income and a 13% increase in net sales. Aligned with the strategic plan, increases were primarily due to the acquisition of Glutino, pricing, growth in Earth Balance® spread brands and the national expansion of Smart Balance® Milk. In addition, Smart Balance’s profitability and revenue growth demonstrate strong long-term performance (see charts below; figures for cash operating income (a non-GAAP measure) are described on pages 32 – 33 of our annual report on Form 10-K for the year ended December 31, 2011, and pages 28 – 29 of our annual report on Form 10-K for the year ended December 31, 2009 and figures for net revenue (a GAAP measure) are also set forth in the applicable annual report).

Compensation Decisions and Actions — 2011

Compensation decisions made during 2011 reflect our overall performance in connection with our strategic planning mission and growth, including the successful acquisition of Glutino, as well as the importance of retaining our current management team that is critical to the long-term success, vision and strategy of our company. These included:

•	Base Salary: All named executive officers received 3% increases to their annual base salaries, as part of their annual reviews, in each case, effective as of July 1, 2011.
•	Annual Incentives: Cash operating income (excluding unusual and nonrecurring items; see discussion below under 2011 Annual Incentive Bonus) was the key metric for our named executive officers’ annual cash incentive awards, as the compensation committee believes that this measure provides the best reflection of the operating profitability of the Company. In 2011, the Company exceeded target performance levels. Based on this high performance achievement, under the terms of the Incentive Program, annual bonus payments were made to the named executive officers at target levels. Amounts otherwise earned in excess of target were held back as required by the Incentive Program and remain subject to further performance conditions to be achieved in 2012.
•	Special Transaction Bonus: On October 25, 2011, the Company’s compensation committee awarded special one-time discretionary bonuses to certain executive officers below the CEO level in recognition of their extraordinary efforts in connection with the Company’s Glutino acquisition as follows: $227,500 for Mr. Matar, $87,500 for Mr. Gever, $35,000 for Mr. Dray and $35,000 for Mr. Schulke. Mr. Hughes was also considered for a bonus in connection with the Glutino acquisition, but he declined to receive such a bonus.
•	Long-Term Incentives: Our compensation philosophy does not prescribe a program that provides annual grants of equity. Rather, we believe less frequent grants are the correct mechanism to motivate and retain our executives at this point in our business plan. As such, equity awards were not made to our executives in 2011. Furthermore, the last equity grant made to the CEO was in 2007, while the last equity grants made to the other named executive officers was in 2010.

Governance

Our executive compensation program reflects our strong commitment to good governance, as follows:

•	We maintain a recoupment policy under which our executive officers will be required, subject to the discretion of our independent directors, to repay to the Company incentive bonuses they receive in the future based on financial results that subsequently (within three years of the original payment) become the subject of a restatement due to material noncompliance by the Company with any financial reporting requirement, regardless of any finding of misconduct.
•	We do not maintain any perquisite, retirement or supplemental executive retirement programs for our executives.
•	The compensation committee engages only independent compensation consultants that do not provide any services to management and that have no prior relationship with management prior to the engagement.
•	We regularly conduct compensation risk reviews; our compensation committee maintains significant oversight of the ongoing evaluation of the relationship between our compensation programs and risk.
•	We maintain stock ownership guidelines under which, after an initial phase-in period, each of our executive officers will be required to maintain vested equity holdings with a value at least equal, in the case of our chief executive officer, six times his annual base salary and, in the case of our other executive officers, three times the executive’s annual base salary.

•	To ensure annual bonuses under our Incentive Program award sustained Company growth, in the case of our named executive officers, the amount of payments paid to each named executive officer during the last fiscal year was capped to equal each executive officer’s target bonus opportunity, and the amount over target levels was held back for one year and subject to further performance conditions in 2012.
•	We set a cap on the amount of bonuses eligible to be paid under our Incentive Program (and for 2012, the cap has been even further lowered).
•	The Company’s Insider Trading Policy prohibits all officers (as well as all employees and directors) of the Company from effecting hedging or similar monetization transactions with respect to the shares of the Company.

Say on Pay Results in 2011

We carefully consider and value our stockholders’ opinions on our executive compensation program, and take stockholder feedback seriously. In reviewing the compensation programs over the course of 2011, our compensation committee considered that the advisory stockholder say-on-pay vote conducted at the 2011 annual meeting received over 95% support of votes cast. In light of the overwhelmingly positive results, the compensation committee did not veer from our stated compensation philosophy and policies in 2011. However, we will continue to monitor and consider stockholder feedback on this important issue.

We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our executive compensation program, including information about the fiscal 2011 compensation of the named executive officers.

Compensation Program Objectives

In keeping with our vision and strategy, the Company’s compensation program is designed to attract, retain and motivate executives who are capable of delivering superior business results in this extremely competitive solution-driven products sector of the food and beverage industry. We compensate our executives through a mix of base salary, incentive bonus and, in some years, long-term equity compensation with an emphasis on incentives that reward strong business performance and achievement of performance goals to align the interest of management with our stockholders. Our compensation programs are designed to be competitive, and minimize pay elements such as perquisites that do not directly support the Company’s values and business strategy even if common in the marketplace. In addition to the above overriding principles, our compensation committee relies on the following guidelines to assist it in setting compensation levels (both short and long term) for executives:

•	total compensation should be closely tied to the success of the Company and each executive’s contribution to that success;
•	compensation programs should be flexible so that there is an opportunity for greater compensation for superior performance balanced by the risk of lower compensation when performance is less successful; and
•	compensation programs are designed to emphasize pay for performance for all employees, not just executive officers, although as the level of responsibility for an employee increases, a larger percentage of the employee’s total compensation becomes variable with a larger opportunity for greater reward.

In this regard, the Company’s philosophy is that senior management has a stronger and more direct impact on the Company achieving its strategic and business goals and therefore a larger percentage of their compensation should be performance-based.

For all compensation decisions, the compensation committee considers all aspects of a named executive officer’s compensation. In making its decisions, the compensation committee does not consider any aspect of its compensation program in isolation. Rather, it considers the total compensation that may be awarded, including base salary, incentive bonus and long-term incentive compensation. Depending upon the Company’s needs at the time of grant, the compensation committee considers whether awards should have time-based or performance-based vesting features. The compensation committee’s goal is to award compensation that is reasonable in relation to the achievement of the Company’s business strategy and objectives and consistent with the Company’s compensation philosophy and objectives.

Compensation Committee and Advisors

The compensation committee is responsible for analyzing and determining the material terms of all executive compensation arrangements, compensation and benefit packages. With respect to officers other than the chief executive officer, the compensation committee will consider the input of the chief executive officer, but the committee ultimately makes all decisions with respect to named executive officer compensation. The chief executive officer makes recommendations regarding any changes to the level of cash compensation for the other named executive officers, but the committee makes the final determination as to compensation levels. The compensation committee sets the cash compensation for the chief executive officer, with input from the independent directors. With respect to the Incentive Program, the compensation committee challenges management to present a forecast for the year based on aggressive and appropriate financial targets within specified guidelines. The compensation committee then considers the forecast and targets presented by management and makes its final determination regarding appropriate goals.

The compensation committee conducts reviews of the Company’s compensation policies and strategies at least annually and oversees and evaluates the Company’s overall compensation structure and programs. During 2011, the compensation committee met 14 times, and, among other things, reviewed the Company’s compensation philosophy, objectives and principles to determine whether they continued to be in the best interests of the Company and its stockholders and whether any changes or revisions, either to the overall philosophy and objectives or specific parts of the compensation package, were warranted. Full details of the committee’s duties and authorities can be found in its charter located on our website at www.smartbalance.com.

Compensation Consultant

The compensation committee relies upon outside advisors to assist in program design and develop program elements. In the fall of 2010, the compensation committee engaged Pearl Meyer & Partners, LLC (“PM&P”) as its independent consultant to assist with the review of the alternatives available to the compensation committee to address its concern of underwater options and, ultimately, in the design of the option exchange program, which was completed in early 2011. The compensation committee again engaged PM&P in 2011 to assist the committee in evaluating the current compensation structure for our named executive officers and to recommend any changes that would be better aligned with our growth objectives and market practices. The compensation committee’s actions in accordance with the recommendations of PM&P are discussed below.

Competitive and Market Considerations

Unlike most of our competitors, the Company operates as a “virtual business” model where it outsources activities such as manufacturing. This business model places a premium on attracting and retaining outstanding talent while keeping total headcount at a minimum. The Company recruits talent that is capable of delivering the superior business results contained in the Company’s strategic plan in this unique environment. This unique business model, especially for a packaged food company, places more responsibility on the Company’s senior management team than their counterparts in more traditional business environments. Given the uniqueness of our business model and management structure, which makes determining directly comparable information challenging, the compensation committee does not attempt to maintain specific target percentiles for the compensation levels of its senior management team and does not regularly benchmark compensation with that of other companies. In making compensation decisions, the compensation committee reviews information from a number of different sources: industry-specific survey data, company-specific proxy compensation data and performance against broad public indexes such as Dow Jones Industrial Average, NASDAQ Composite and the Russell 2000 index. In particular, the compensation committee has considered the concept of revenue per employee, which underscores the Company’s uniqueness and reaffirms the committee’s philosophy in not benchmarking compensation to “peer groups.”

Cash Compensation Structure

Cash compensation consists of a base salary and an annual incentive bonus, which is only payable if threshold targets are met. In some years, discretionary bonuses may also be paid based on extraordinary events. Historically, cash compensation has been determined based upon pre-established tiers for named executive officers (of which the chief executive officer is one tier, and all the named executive officers are in a separate tier). Each tier has provided for a fixed base salary and an annual incentive bonus measured as a percentage of base salary. Cash compensation historically has not deviated from the pre-established tiers. However, as the Company has grown and expanded, and as members of the management team take on additional roles and duties, the compensation committee has begun to make certain individualized cash compensation decisions for the named executive officers to reward extraordinary performance and to recognize the increased job responsibilities attending certain members of our management team.

Cash compensation levels are intended to be market competitive given the uniqueness of the Company’s business model. We believe this approach is reasonable given the experience and skill level of the executives necessary to thrive in this environment and our high growth expectations, as well as the absence of other benefits such as a pension plan.

Base Salary

Base salary for our named executive officers reflects the individual’s job responsibilities, experience, value to the Company and demonstrated performance. It is the compensation committee’s intention to review base salaries annually and in connection with any promotions.

In connection with its performance reviews and base salary adjustments, if any, the compensation committee generally bases its determination on a number of factors, including:

•	the nature and responsibility of the position;
•	the experience of the individual executive;
•	the impact and contribution of the individual executive in assisting the Company to achieve its strategic goals and objectives;
•	the importance of retaining the individual executive along with assessing the market for someone of the executive’s talent and experience;
•	leadership skills;
•	the recommendation of the chief executive officer (except in the case of his own compensation);
•	in the case of the chief executive officer, the input of the nominating and governance committee with respect to the chief executive officer’s performance in the area of corporate governance; and
•	in setting the compensation for the chief executive officer, the compensation committee considers the unique role, background and experience of our chief executive officer within the health and wellness industry.

Base salaries for the named executive officers were $700,000 for Mr. Hughes, and $375,000 for each of Messrs. Schulke, Dray, Matar, and Gever for first half of 2011. Base salaries for each of the named executive officers were increased during 2011 by a 3% cost of living adjustment, effective as of July 1, 2011. Taking into account this adjustment, the annual base salary for the remainder of 2011 for each named executive officer was $721,000 for Mr. Hughes, and $386,250 for each of Messrs. Schulke, Dray, Matar, and Gever.

2012 Adjustments/Promotions

Effective January 1, 2012, Terrence Schulke was promoted to President and Chief Operating Officer and Peter Dray was promoted to Chief Innovation Officer. In connection with these promotions, the compensation committee approved the following increases to the base salary and target bonus opportunities for Messrs. Schulke and Dray, effective as of January 1, 2012. The base salary for each of Messrs. Schulke and Dray was increased from $386,250 to $410,000 and the annual target bonus opportunity for 2012 for each of Messrs. Schulke and Dray was increased from 50% to 80% of base salary. The compensation for these individuals was adjusted so that the increases in their compensation would be commensurate with the increases in their respective duties and responsibilities. Also effective January 1, 2012, Christine Sacco was promoted to Chief Financial Officer.

2011 Annual Cash Incentive Bonus

The objectives of the Company’s annual cash incentive bonus program are to encourage and support profitability and performance growth of the Company’s business by measuring the Company’s success against annual performance goals. All employees (other than employees of Glutino) were eligible to participate in the Incentive Program in 2011.

The annual target bonus percentages for the year for our named executive officers under the Incentive Program ranged from 50% – 100% of base salary. Participants who are not employed for the full year are eligible for a prorated bonus. In order to receive a bonus, a participant must be employed with the Company on the date the bonus is paid, unless otherwise determined by the compensation committee. The Incentive Program provides that bonuses may be paid as frequently as every quarter. In addition, participants are eligible for a supplemental bonus if performance results for the year are above target goals.

For 2011, the compensation committee set semi-annual and annual goals under the annual incentive bonus, with cash operating income being the key metric used for determining executive bonus levels. This metric is consistent with external reporting as we use cash operating income for planning purposes, and believe this measure is an important measure of profitability, performance and the main indicator of the Company’s growth. The compensation committee chose to set a semi-annual goal in order to review performance mid-way through the year as a motivational tool for our employees. Participants were eligible for up to 50% of their target bonus for the first-half of the year. Semi-annual bonuses would never be paid above 50% of target. In addition, semi-annual bonuses would not be paid if, at the time of review, the compensation committee believed that for any reason, the annual goals may not be met.

In prior years, net revenue has been used as a performance metric, but the compensation committee determined that (i) it does not accurately measure growth, in part because it does not reflect fluctuations in commodities prices which can lead to price increases for our products which would increase net sales but not reflect true growth; and (ii) it is not a desirable measure because certain strategic marketing and sales decisions can influence the final net sales number, potentially creating a conflict between important marketing and sales decisions and the achievement of bonus targets for our executives. In addition, the compensation committee believes the units sold metric utilized previously is no longer reflective of the Company’s true growth because the numbers of units in each package can change throughout the course of a bonus year for a variety of reasons relating to marketing, distribution efficiencies and other concerns. The compensation committee reached these conclusions regarding appropriate performance metrics with input from the board as well as senior management.

With respect to 2011 incentive awards, the compensation committee established threshold, target and maximum performance targets using the cash operating income metric (as calculated prior to paying incentive awards) (“Pre-Bonus Adjusted COI”) of $18.1 million, $23.4 million and $31.2 million, respectively, for the first-half of 2011 and $32 million, $43.6 million and $58.2 million, respectively, for the whole year. The $43.6 target represents an increase of more than 130% over our 2010 actual adjusted cash operating income, in respect of which no cash bonus was paid.

The bonus opportunities for each named executive officer if the threshold, target or maximum performance levels are achieved are set forth in the “Grant of Plan-Based Awards in 2011” table. Based on the determination of actual performance achieved, the amount of the actual bonus earned by a named executive officer, if any, each year is determined by the compensation committee (and may be less, but not more than the amount that would be paid based on the performance achieved). For 2011, the percentage of a named executive officer’s bonus opportunity that could be earned ranged from 0% to 100%, with 0% being “awarded” for meeting threshold performance levels and with straight-line interpolation being applied for performance above threshold levels, up to 100% of the bonus opportunity being awarded if the target performance level was reached. No bonuses were to be paid unless the threshold was achieved. Under the Incentive Program, threshold levels will always be set at a level higher than actual results from the prior year except in extremely unusual situations such as a deflationary economy. If target numbers were achieved, as determined by the compensation committee, 100% of the target bonus was earned. Employees also were eligible to receive up to 200% of a targeted bonus in the event the Company exceeded the cash operating income established by the compensation committee with straight-line interpolation of results between target and the maximum.

In 2011, for all executives, under the terms of the Incentive Program, any bonus amount over the target percentage of base salary that is attributable to performance is not paid in the current year, but is instead subject to additional performance goals for the following year and would become payable only if the Company met or exceeded the cash operating income results for that new year. In the event the Company failed to meet or exceed prior-year results, the excess bonus would not be paid. This “holdback provision” is consistent with the Company’s philosophy of only rewarding sustainable growth. No bonus would be paid or accrued if it would cause an event of default under the Company’s credit facility.

The following table illustrates the percentage of base salary that would have been earned (without regard to the holdback provision described above that would require the Company to meet or exceed the performance measure in the following year for the executive to earn amounts over the target percentage of base salary) as a bonus upon achieving the corresponding performance measure for 2011 for each of our named executive officers.

Possible Cash Incentive Bonus as a Percentage of Annual Base Salary at Year-End

	Threshold(1)	Target	Maximum(2)	Actual Bonus Paid(3)
Stephen B. Hughes	0%	100%	200%	100%
Alan S. Gever(4)	0%	50%	100%	50%
Norman Matar	0%	50%	100%	50%
Peter Dray	0%	50%	100%	50%
Terrence Schulke	0%	50%	100%	50%

(1)	Bonuses are not awarded until the threshold level is met or exceeded. Assuming the threshold is met or exceeded but target is not achieved, then the executive would be awarded a percentage of the targeted bonus by using straight-line interpolation between threshold and target.
(2)	Assuming the target is exceeded, the executive would be awarded the target bonus plus a percentage of the target bonus by using straight-line interpolation between target and maximum. However, any award over the target bonus would be subject to the holdback provision described above.
(3)	As described below, as performance exceeded target for 2011, the named executive officers were each paid at target levels, with the remainder subject to the holdback provision described above.
(4)	Mr. Gever’s last day of employment with the Company was February 29, 2012.

Based upon the compensation committee’s review of financial performance against the applicable targets, following the end of the performance period for the first-half of 2011, the compensation chose to award a semi-annual bonus. For the first-half of 2011, bonuses were paid to the named executive officers in August of 2011 at 92% of target based upon performance, in the following amounts: $322,000 for Mr. Hughes; and $86,250 for each of Messrs. Schulke, Dray, Matar, and Gever. These awards were based upon the salary in effect prior to the July 1 increase.

In calculating the full-year bonus, the compensation committee reviewed the achieved level of financial performance for the full year against the specified target percentage of base salary as in effect at the end of 2011 for each executive (less amounts already paid to such executive as semi-annual bonus) in accordance with the terms of the Incentive Program. The compensation committee, also consistent with the terms of the Incentive Program, excluded the following unusual and nonrecurring items from the calculation of Pre-Bonus Adjusted COI in determining the full-year bonus, none of which were expected or anticipated at the beginning of 2011 when target levels were set: (1) costs incurred in connection with our acquisition of Glutino; (2) cash operating income arising from Glutino as a result of the Glutino acquisition; (3) costs incurred in connection with a legal settlement relating to our Nucoa® stick margarine product; and (4) certain severance charges incurred as a result of organizational changes implemented by the Company at the end of 2011. As performance exceeded target for the full year, bonuses were paid to the named executive officers such that each executive received his full target bonus for the year, with the second payment made in March 2012, in the following amounts (which represent a target bonus for the full year less bonus paid for the first-half of the year in July): $399,000 for Mr. Hughes; and $106,875 for each of Messrs. Schulke, Dray, Matar, and Gever. In addition, the following amounts are subject to the holdback provision described above as a supplemental bonus dependent upon 2012 performance: $115,360 for Mr. Hughes, and $30,900 for each of Messrs. Schulke, Dray, and Matar. As part of his severance arrangement with the Company, the Company paid Mr. Gever the supplemental bonus of $30,900 at the same time the bonuses were paid.

The following chart provides a reconciliation of the Pre-Bonus Adjusted COI achieved for 2011 and 2010 to operating income for those years as calculated in accordance with GAAP:

(in millions)	Year Ended December 31, 2011	Year Ended December 31, 2010
Operating income	$23.7	(117.4)
Add back:
Depreciation and amortization of intangibles	7.8	5.2
Stock-based compensation	4.8	11.1
Glutino Acquisition costs
Initial	2.6
Inventory adjustment – purchase accounting	0.8
Legal settlement	1.1
Goodwill impairment		130.0
Restructuring/severance	1.5	4.1
Reported COI	42.3	33.0
Add Back:
Bonus Accrual	4.8	0
One-time discretionary Glutino bonus	.7
Glutino Cash Operating Income	(1.9)
Pre-Bonus Adjusted COI	45.9	33.0
2012 Annual Incentive Bonus

For 2012, the compensation committee has capped named executive officer bonus opportunities at target. While the compensation committee chooses to set aggressive targets under the Incentive Program, it believes that for 2012, any amounts attributable to performance over target should be reinvested in the business.

The annual target bonus opportunity for 2012 for each of Mr. Schulke and Mr. Dray was increased from 50% to 80% of base salary, based on their promotions, discussed above. The compensation for these individuals was adjusted so that the increases in their compensation would be commensurate with the increases in their respective duties and responsibilities.

One-Time Transaction-Related Bonuses

The compensation committee has discretion to grant special bonuses based on extraordinary events. On October 25, 2011, the Company’s compensation committee awarded special one-time transaction-related bonuses to certain executive officers below the CEO level in recognition of their extraordinary efforts in connection with the Company’s Glutino acquisition as follows: $227,500 for Mr. Matar, $87,500 for Mr. Gever, $35,000 for Mr. Dray and $35,000 for Mr. Schulke. Mr. Hughes was also considered for a bonus in connection with the Glutino acquisition, but he declined to receive such a bonus.

Equity Incentives

Overview

The Company strongly believes that providing executives with an opportunity to increase their ownership of common stock in the Company aligns their interests with stockholders. We maintain our stock plan in order to promote the long-term growth and financial success of the Company and substantially increase stockholder value by attracting and retaining outstanding executives and employees. At our special meeting on January 21, 2010, the stockholders of the Company approved the Second Amended and Restated Smart Balance, Inc. Stock and Awards Plan (the “Stock Plan”), which had been revised to include provisions designed to make the awards of stock options and performance-based restricted stock granted under the Stock Plan constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. Awards of restricted stock and restricted stock units under our Stock Plan must be subject to a minimum vesting period of at least one year. In addition, the Stock Plan provides that no more than 1,930,000 shares may be awarded as restricted stock or restricted stock units under the Stock Plan. The Stock Plan generally prohibits repricing and the issuance of awards in substitution for outstanding awards or any other adjustment that would constitute a repricing of awards (within the meaning of U.S. generally accepted accounting principles or any applicable stock exchange rule) without stockholder approval.

Philosophy

Since 2007, the compensation committee’s philosophy regarding long-term equity grants has been that more substantial, infrequent grants better incentivize executives to increase stockholder value over the long-term than do annual regular grants, and in fact, our last instance of granting equity awards to all of our named executive officers concurrently was in 2007. Certain limited special retention and equalization awards were made in 2010 to named executive officers other than the CEO, and no equity awards were made in 2011.

In light of the fact that the majority of our options were underwater in the last few years, the compensation committee engaged PM&P to assist the committee in assessing aspects of our compensation program with respect to the executive officers and employee directors and specifically, to consider the impact of the underwater options held by the executive officers in the context of the overall program going forward. The compensation committee’s goal was to design a program which better aligns the interests of executive officers and employee directors with stockholders. While the committee considered making annual grants as a result of this review, it ultimately concluded that more sporadic, but larger grants, aligned with the company’s growth and retention/motivation goals more than annual grants. As a result, new equity grants were made in 2012 (discussed below), but these are intended to be the only equity grants made to the named executive officers in the ordinary course during the next three years.

Option Exchange Program — For Employees Other than Executive Officers

In the fall of 2010, the compensation committee engaged PM&P to assist the compensation committee in taking a fresh look at available alternatives to compensate employees for the compensation that could not be realized because of the underwater status of majority of its stock options. In December 2010, the compensation committee recommended, and the board of directors authorized subject to stockholder approval, an option exchange program for both our employees generally and one that included participation by our executive officers and employee directors, designed with the assistance of PM&P. The option exchange program was structured as a value-for-value exchange, whereby participants were permitted to surrender certain existing stock options that were significantly underwater in exchange for the grant under the Stock Plan of fewer stock options with lower exercise prices and an extended vesting schedule. However, the participation of executive officers and employee directors in option exchange program was withdrawn from the stockholder vote after discussion with some of the Company’s major stockholders. Some of our stockholders expressed a preference that any compensatory action taken by our Board to realign the interests of our executive officers and stockholders, in particular with respect to our CEO, should be tied to performance. The option exchange program was approved by our stockholders and completed for our employees other than our executive officers and employee directors in early 2011.

2012 Equity Grants

In making the 2012 equity grant decisions, the compensation committee considered that the Company’s senior management team now consists of only five executives, whereas the Company previously had a senior management team of seven executives. These five executives therefore have significantly increased responsibilities as part of a leaner senior management team. The compensation committee also considered that 3,150,000 of the 6,150,000 awards are performance-based. No options held by our senior management team have been exercised, although a substantial number of options have been forfeited due to departures of certain members of our management team.

Stephen Hughes — CEO Grant

As discussed above, some of our stockholders indicated a desire that equity grants to our CEO be strongly tied to Company performance, and as a result, the equity grants to our CEO made in 2012 only vest based upon the achievement of certain share price hurdles.

Our compensation committee approved the grant of 750,000 performance-based restricted stock units and 750,000 performance-based stock options with an exercise price of $5.26 (equal to fair market value of a share of our Company stock on the date of grant) to Mr. Hughes on January 3, 2012. This is the first equity grant made to Mr. Hughes since 2007, when the Company was acquired. Each of the stock options and restricted stock unit awards are subject to performance-based vesting, such that (1) 33 1/3% of each of the stock options and restricted stock units (250,000) will vest, if at all, when the Company’s stock closes at or above $8 (which is more than 150% of the Company’s stock price on the grant date) for 20 out of 30 consecutive trading days, (2) 33 1/3% of each of the stock options and restricted stock units (250,000) will vest, if at all, when the Company’s stock closes at or above $12 (which represents more than 225% of the Company’s stock price on the date of grant) for 20 out of 30 consecutive trading days and (3) the remaining 33 1/3% of each of the stock options and restricted stock units (250,000) will vest, if at all, when the Company’s stock closes at or above $16 (which represents more than 300% of the Company’s stock price on the date of grant) for 20 out of 30 consecutive trading days.

Each restricted stock unit represents the right to receive one share of Company common stock upon vesting. While our equity awards generally receive accelerated vesting upon a change of control under the terms of our Stock Plan and our outstanding award agreements, these stock options and restricted stock units are subject to an additional hurdle, such that they will vest upon a change of control only if the total consideration in connection with such change of control values a share of Company common stock equal to at least $8 per share of Company common stock. The compensation committee believes that these grants are responsive to our stockholders’ expressed preference that compensatory actions taken with respect to our chief executive officer should be tied to performance, while also providing an important incentive for Mr. Hughes to increase the value of a share of common stock of the Company. The compensation committee also views these awards as serving as an important retentive tool, and therefore, the stock options (but not the restricted stock units) provide for accelerated vesting not only upon death or disability as do all our currently outstanding equity awards, but also upon an involuntary termination without “cause” and a termination for “good reason” (each term as generally defined under the heading “Payments Upon Termination After a Change of Control Occurs”). The compensation committee believes this feature is desirable to keep our CEO (and other executive officers as described below) incentivized and protected from the risks of an involuntary termination without “cause” and a termination for “good reason.” However, the restricted stock units provide for accelerated vesting only upon death or disability.

All Other NEO Grants

It is our assessment that the most effective strategy to implement the Company’s strategic goals is to have our CEO focused on the Company’s growth and creating value for our stockholders, while his management team remains focused on achieving the operational goals required to fulfill the aforementioned strategic goals. Under this management structure, retention-focused long-term incentives would ensure a stable executive team.

Consistent with this philosophy, the compensation committee granted 200,000 restricted stock units to each of our named executive officers (other than Messrs. Hughes and Gever) on January 3, 2012. These restricted stock units vest with respect to 50% of the restricted stock units (100,000) on December 31, 2013, and with respect to the remaining 50% (100,000) on December 31, 2015, subject generally to continued employment on each vesting date. These awards will accelerate upon death, disability, or an involuntary termination without “cause” or a termination for “good reason.” The compensation committee designed this vesting schedule, in part, to ensure these restricted stock units serve the retentive purpose for which they are intended. The compensation committee believes that restricted stock units can benefit our stockholders because they generally involve fewer shares and therefore are less dilutive than stock options.

As noted above, no equity grants have been made to Mr. Hughes since the Company was acquired in May 2007. The only other grants to our named executive officers since the initial grants made to each executive upon joining the Company were (1) the grants made to Peter Dray, including the grant of 150,000 stock options to Peter Dray on February 1, 2010 with an exercise price of $9.85 (which was significantly higher than the Company’s stock price on the date of grant), that were granted to equalize his stock option grants with the grants to the other EVPs and (2) the grant of 150,000 stock options granted to all of the named executive officers other than Mr. Hughes on May 3, 2010.

Change-in-Control and Severance Payments

Change of Control Agreements

Each of our named executive officers has a change of control agreement. The Company believes these change of control arrangements effectively create incentives for our executives to build stockholder value and to obtain the highest value possible should we be acquired in the future, despite the risk of losing employment. These arrangements are intended to attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky absent these arrangements. The change of control agreements are reviewed annually for compliance with law and market practices.

Our change of control arrangements for our executive officers are “double trigger,” meaning that no payments (other than the immediate vesting of all unvested equity awards, except the 2012 equity grants to our chief executive officer, which also require that a share price hurdle is met, in each case, as described below) are made upon a change of control unless the executive’s employment is terminated involuntarily (other than for cause) or a voluntary termination for “good reason” within 24 months following a change of control. The executive would also be entitled to such benefits if he was terminated involuntarily (without cause) within 6 months prior to a change of control. We believe this structure strikes a balance between the incentives and the executive hiring and retention effects described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change of control transaction. We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive significant payments in connection with such a transaction and are no longer required to continue employment to earn the benefits under these agreements.

Please refer to the section entitled “Potential Payments Upon a Change-In-Control or Termination Following a Change-In-Control” for a complete description of the change of control agreements.

Change of Control Provisions in Equity Award Agreements

In accordance with our standard form of award agreements, outstanding equity awards would immediately vest upon a change of control (with or without the employee being terminated) for each of our named executive officers and all other employees and directors receiving stock options. The 2012 equity grants to our chief executive officer are subject to an additional hurdle, such that they will vest upon a change of control only if the total consideration in connection with such change of control values a share of Company common stock equal to at least $8 per share of Company common stock. The compensation committee believes that these arrangements were necessary to attract and retain our high level employees as other companies typically offer such an arrangement as a standard practice and in order to be competitive, we also needed to offer this arrangement.

Severance Agreements

In focusing on the importance of retention in the context of the compensation committee’s overall review of executive compensation, the compensation committee entered into severance agreements with each of the named executive officers (other than Mr. Gever), to be effective as of January 1, 2012. The compensation committee designed these grants and arrangements with the goal of aligning the incentives of the Company’s senior management team with those of the Company’s stockholders and retaining the services of the senior management team. These severance agreements provide for the same benefits as our change of control Agreements (other than the 280G tax gross-up) in the event that the executive is terminated involuntarily (other than for cause) or a voluntary termination for “good reason” at any time during the next four years. In no event shall the executive be entitled to severance benefits under both his change of control agreement and his severance agreement.

The severance benefits in the event of an involuntary termination (other than for cause) or a voluntary termination for “good reason” would include generally a lump sum payment in an amount equal to, in the case of Mr. Hughes, two times the sum of base salary plus a Bonus Amount (as defined below), in the case of Messrs. Schulke, Dray, and Matar, 1.5 times the sum of base salary plus a Bonus Amount, and reimbursement for premiums for COBRA coverage for the executive, the executive’s spouse and dependants for a maximum of eighteen months. Bonus Amount is defined as the greater of (i) a specified percentage of the executive’s base salary, (ii) the actual bonus amount earned by the executive under the Company’s bonus program for the fiscal year prior to the fiscal year in which the termination occurs or (iii) the actual bonus amount earned by the executive under the Company’s bonus program for the fiscal year in which the termination occurs.

In consideration of such severance benefits, our named executive officers would also be subject to certain non-competition and non-solicitation restrictions in the event of a termination for any reason during a two-year period for Mr. Hughes, and an 18-month period for each of Messrs. Schulke, Dray, and Matar. The loss of any key employees would have a significant impact on the Company’s ability to achieve its growth strategy. We believe these arrangements recognize the importance of retaining our key employees and provide sufficient incentives and protection for our executive officers, while also providing the Company important additional protections.

Mr. Gever’s Separation

Alan Gever stepped down as the Company’s Chief Financial Officer effective December 31, 2011. On January 20, 2012, the Company entered into a Separation Agreement and Release with Mr. Gever (the “Separation Agreement”), as is described under the heading “Separation Agreement and Release with Mr. Gever.”

Retirement: 401(k) and Profit-Sharing Plan

To provide employees, including our named executive officers, with the opportunity to save for retirement on a tax-deferred basis, the Company sponsors a 401(k) plan. Pursuant to the plan, the Company matches dollar for dollar employee contributions up to a maximum of 5% of cash compensation. The predecessor company (GFA Brands) maintained a 401(k) plan and the Company deemed it advisable to continue the 401(k) plan to retain legacy employees. In 2011, four of our named executive officers participated in the Company’s 401(k) plan.

Non-Qualified Deferred Compensation Plan

The Company sponsors a non-qualified deferred compensation plan that allows named executive officers to defer compensation to a later date that otherwise would be paid when earned. The deferred compensation plan became effective as of January 1, 2008. The purpose of the deferred compensation plan is to attract and retain key employees by providing each plan participant with an opportunity to defer receipt of a portion of their salary, bonus, and other specified compensation (if any). Many of the Company’s competitors with whom we compete for talented, experienced executives have similar deferred compensation plans. In 2011, two of our named executive officers participated in the deferred compensation plan.

Policy Regarding Recoupment of Compensation

The Stock Plan requires an employee who is terminated for cause to forfeit all awards previously granted to the employee retroactive to the date the employee first engaged in the conduct that was the basis for such termination. The compensation committee believes this provision is appropriate to avoid rewarding employees who engage in inappropriate behavior.

In addition, in March, 2012, our board adopted a recoupment policy under which our executive officers will be required, subject to the discretion of our independent directors, to repay to the Company incentive bonuses they receive in the future based on financial results that subsequently (within three years of the original payment) become the subject of a restatement due to material noncompliance by the Company with any financial reporting requirement, regardless of any finding of misconduct. When final regulations with respect to recoupment policies are promulgated under the Dodd-Frank Act, we will revisit this policy and amend accordingly as required by such final regulations.

Stock Ownership Guidelines

To further align the interests of our executive officers and our stockholders, the board has adopted stock ownership guidelines under which, after an initial phase-in period, each of our executive officers will be required to maintain vested equity holdings with a value at least equal, in the case of our chief executive officer, six times his annual base salary and, in the case of our other executive officers, three times the executive’s annual base salary.

No Hedging Policy

All employees, including our executive officers, are prohibited from effecting hedging or similar monetization transactions with respect to the shares of the Company.

Policy with Respect to Section 162(m)

Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation paid to a company’s chief executive officer and next three highest paid officers (excluding the chief financial officer) over $1,000,000 in any fiscal year. However, the disallowance of tax deductions does not apply to certain qualifying performance-based compensation.

The compensation committee reviews all of its compensation plans and agreements at least annually as they relate to Section 162(m) of the Code. Additionally, we have adopted our Stock Plan which was approved by our stockholders on January 21, 2010, and the Incentive Program, which was approved by our stockholders on May 12, 2010, which were designed to bring certain previously granted awards into compliance and to enable the compensation committee to make future awards qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

We have structured our annual cash incentive awards under the Incentive Program and all of our stock options with the intention that these awards and grants meet the exception to this limitation for “performance-based” compensation, as defined in Section 162(m) of the Code, so that these amounts are fully deductible for income tax purposes. None of the compensation payable to our named executive officers in 2011 was nondeductible under Section 162(m) of the Code.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The compensation committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Sincerely,

Gerald J. Laber
James B. Leighton
Thomas K. McInerney

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table summarizes the compensation of our chief executive officer, our president and chief operating officer, our chief innovation officer, our executive vice president, general counsel and corporate secretary, and our former chief financial officer for the fiscal years ended December 31, 2009, 2010 and 2011. We refer to these individuals as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Award ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Stephen B. Hughes Chairman and CEO	2011	$710,500	—	—	—	$721,000	—	—		$1,431,500
	2010	$700,000	—	—	—	—	—	—		$700,000
	2009	$520,000	—	—	—	$540,000	—	—		$1,060,000
Terrence Schulke President and Chief Operating Officer (formerly our Executive Vice President/General Manager, Commercial Operations)	2011	$380,625	$35,000	—	—	$193,125	—	$24,802	(4)	$633,552
	2010	$375,000	—	—	$589,500	—	—	$22,402	(4)	$986,902

Peter Dray Chief Innovation Officer (formerly our Executive Vice President of Operations and Product Development)	2011	$380,625	$35,000	—	—	$193,125	—	$12,250	(5)	$621,000
	2010	$375,000	—	—	$1,030,393	—	—	$12,250	(5)	$1,417,643

Norman Matar Executive Vice President, General Counsel and Corporate Secretary	2011	$380,625	$227,500	—	—	$193,125	—	$12,250	(5)	$813,500
	2010	$375,000	—	—	$589,500	—	—	$12,250	(5)	$976,750

Alan S. Gever Former Chief Financial Officer(6)	2011	$380,625	$87,500	—	—	$224,025	—	$5,544	(5)	$697,694
	2010	$375,000	—	—	$589,500	—	—	$2,459	(5)	$966,959
	2009	$286,000	$65,000	—	—	$148,500	—	$3,056	(5)	$502,556

(1)	Amounts represent special one-time discretionary bonuses awarded in 2011 in recognition of their extraordinary efforts in connection with the Company’s Glutino acquisition. Mr. Hughes was also considered for a bonus in connection with the Glutino acquisition, but he declined to receive such a bonus.
(2)	The amounts in this column represent the grant date fair value of the equity award calculated in accordance with FASB ASC Topic 718. The fair value of the stock options will likely vary from the actual value the holder receives because the actual value depends on the number of options exercised and the market price of our stock on the date of exercise.
(3)	As performance exceeded target for 2011, the named executive officers were each paid at target levels, with the following amounts subject to the holdback provision described above as a supplemental bonus dependent upon 2012 performance: $115,360 for Mr. Hughes, and $30,900 for each of Messrs. Schulke, Dray, and Matar. As part of his severance arrangement with the Company, the Company paid Mr. Gever the supplemental bonus of $30,900 at the same time the bonuses were paid.
(4)	For Mr. Schulke, amounts consist of $12,250 attributable to the Company’s matching 401(k) contribution and a car allowance of $12,552 for 2011. For 2010, amounts consist of $12,250 attributable to the Company’s matching 401(k) contribution and a car allowance of $10,152.
(5)	Amounts consist solely of the Company’s matching 401(k) contribution.
(6)	Mr. Gever stepped down as our Chief Financial Officer effective December 31, 2011. Mr. Gever’s last day of employment with the Company was February 29, 2012.

Grants of Plan-Based Awards in 2011

The Company’s cash incentive bonus program is designed to encourage and support profitable growth of the Company’s business by measuring the Company’s success against meeting or exceeding cash operating income goals. We also maintain the Stock Plan in order to promote the long-term growth and financial success of the Company and substantially increase stockholder value by attracting and retaining outstanding executives and employees. No awards were granted under our Stock Plan in 2011.

For more information about our Incentive Program and our Stock Plan, see the section entitled “Compensation Discussion and Analysis” included elsewhere in this proxy statement.

The table below displays the grants of plan based awards made to our named executive officers in 2011.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Target (#)
Stephen B. Hughes		$0	$721,000	$1,442,000	—	—	—	—
Terrence Schulke		$0	$193,125	$386,250	—	—	—	—
Peter Dray		$0	$193,125	$386,250	—	—	—	—
Norman Matar		$0	$193,125	$386,250	—	—	—	—
Alan S. Gever		$0	$193,125	$386,250	—	—	—	—

(1)	Represents threshold, target and maximum possible payouts for 2011 under the Incentive Program.

Outstanding Equity Awards at 2011 Year-End

The following table sets forth the outstanding equity awards held by our named executive officers at December 31, 2011.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Stephen B. Hughes	750,000	0		750,000	(1)	$9.85	5/21/17
Terrence Schulke	37,500	112,500	(2)	0		$6.90	5/3/20
	300,000	0		300,000	(1)	$9.92	6/18/17
Peter Dray	37,500	112,500	(2)	0		$6.90	5/3/20
	18,750	56,250	(3)	75,000	(1)	$9.85	2/1/20
	18,750	6,250	(4)	25,000	(1)	$9.58	4/1/18
	200,000	0		200,000	(1)	$9.85	5/21/17
Norman Matar	37,500	112,500	(2)	0		$6.90	5/3/20
	225,000	75,000	(5)	300,000	(1)	$9.58	1/7/18
Alan S. Gever(6)	131,250	43,750	(5)	175,000	(1)	$9.58	1/7/18
	37,500	112,500	(2)	0		$6.90	5/3/20
	125,000	0		125,000	(1)	$10.07	6/4/17

(1)	50% of the options will vest, if at all, when the Company’s stock closes at or above $16.75 for 20 out of 30 consecutive trading days. The remaining 50% of the options will vest, if at all, when the Company’s stock closes at or above $20.25 for 20 out of 30 consecutive trading days.
(2)	The options are subject to time vesting in equal installments over the remaining three-year period on each of May 3, 2012, 2013 and 2014.
(3)	The options are subject to time vesting in equal installments over the remaining three-year period on each of February 1, 2012, 2013 and 2014.
(4)	The options fully vest on April 1, 2012.
(5)	The options fully vest on January 7, 2012.
(6)	In accordance with Mr. Gever’s separation on February 29, 2012, he forfeited all of his unvested options and has until May 29, 2012 to exercise his vested options.

Non-Qualified Deferred Compensation

In December 2007, the Company established a deferred compensation plan, which allows key employees to defer up to 80% of their base salary and up to 100% of their bonuses in a tax deferred savings and retirement plan managed by a third party investment bank who provides the participant with various investment options in the market. The Company has established an irrevocable trust, which enables the Company to transfer assets into trust and hold such assets for paying participant benefit obligations, although the assets of the trust are subject to the claims of our creditors in the event of our insolvency or bankruptcy. Distributions from the plan may be made to the employee upon termination from service, for hardship, retirement, death and for limited other circumstances.

The following table sets forth the non-qualified deferred compensation of our named executive officers at December 31, 2011.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Stephen B. Hughes	—	—	—	—	—
Terrence Schulke	$67,476.54	—	($3,340.81)	—	$227,415.02
Peter Dray	$157,609.42	—	($4,678.11)	—	$286,861.65
Norman Matar	—	—	—	—	—
Alan S. Gever	—	—	—	—	—

(1)	The executive’s contributions are included in the executive’s 2011 base salary in the Summary Compensation Table.

Potential Payments Upon a Change-In-Control or Termination Following a Change-In-Control

Payments Upon a Change of Control

The Company’s standard form of stock option award agreement provides that all unvested stock options will immediately vest upon a change of control (as defined in the Stock Plan and as described below). As of December 31, 2011, the exercise price of each of our named executive officers’ stock options exceeded the market value of our common stock. Therefore, our named executive officers would not have realized any value upon the immediate vesting of their stock options assuming a change of control occurred on December 31, 2011. In addition, pursuant to the Incentive Program, each of the named executive officers would receive a “Bonus Amount” upon a change of control. Bonus Amount is defined as the greater of (i) the target bonus as in effect on the termination date, (ii) the actual bonus amount earned by the executive under the Company’s bonus program for the fiscal year prior to the fiscal year in which the termination occurs or (iii) the actual bonus amount earned by the executive under the Company’s bonus program for the fiscal year in which the termination occurs. Assuming a change of control occurred on December 31, 2011, each of the named executive officers would have received their target bonus as a percentage of the executive’s base salary as set forth in the table included in the Compensation Discussion and Analysis section entitled “Possible 2011 Cash Incentive Bonus as a Percentage of Annual Base Salary.”

Payments Upon Termination In Connection with a Change of Control

We have entered into change of control agreement with each of Messrs. Hughes, Schulke, Dray, Matar, and Gever. The agreements were revised in August 2008 to better align the agreements with the interests or stockholders and again effective April 1, 2010 to bring these existing agreements into compliance with Sections 162(m) and 409A of the Code. The agreements expire on December 31 of each year (unless a change of control occurs) and automatically renew for successive one-year terms unless either party gives notice of non-renewal within 90 days before the end of the current term. The following describes the compensation that will be payable to our executive officers on termination under these agreements within 24 months following a change of control provided that the executive executes a release of the Company for claims the executive may have against the Company or its affiliates.

If we terminate the executive for “cause” or the executive terminates his employment without “good reason,” the executive officer will receive only accrued compensation through the date of termination. If the executive’s employment is terminated due to death or disability, the executive officer will receive accrued compensation through the date of termination plus a specified percentage of base salary, and reimbursement for premiums for COBRA coverage for the executive, the executive’s spouse and dependants for a maximum of eighteen months. In 2011, the percentage of base salary specified in each executive’s change of control agreement is the same as the percentage of the executive’s base salary as set forth in the table as the executive’s target bonus included in the Compensation Discussion and Analysis section entitled “Possible 2011 Cash Incentive Bonus as a Percentage of Annual Base Salary.” For example, Mr. Hughes’s target bonus for 2011 was 100% of base salary. The payments described in this paragraph will be paid in a lump sum within 15 days after the later of the executive’s termination or separation from service, unless the payment is deferred six months in order to comply with Section 409A of the Code.

If the executive’s employment is terminated for any reason other than as described in the preceding paragraph, the executive will receive (i) accrued compensation through the date of termination, (ii) an amount equal to, in the case of Messrs. Hughes, two times the sum of base salary plus a Bonus Amount (as defined below), in the case of Messrs. Schulke, Dray, Matar, and Gever, 1.5 times the sum of base salary plus a Bonus Amount; and (iii) reimbursement for premiums for COBRA coverage for the executive, the executive’s spouse and dependants for a maximum of eighteen months. Bonus Amount is defined as the greater of (i) a specified percentage of the executive’s base salary as set forth in the change of control agreement, (ii) the actual bonus amount earned by the executive under the Company’s bonus program for the fiscal year prior to the fiscal year in which the termination occurs or (iii) the actual bonus amount earned by the executive under the Company’s bonus program for the fiscal year in which the termination occurs. The payments described in this paragraph, with the exception of COBRA coverage, will be paid in a lump sum. COBRA coverage will be paid directly by the Company or the Company will reimburse the executive over the term of coverage. The executive would also be entitled to such benefits if he was terminated involuntarily (other than for cause) within 6 months prior to a change of control.

If payments we make in connection with a change of control would be subject to the excise tax on “excess parachute payments” imposed by Section 4999 of the Code, the payments to the executive will be “grossed-up” to cover excise taxes if they exceed $100,000. This “gross-up” provision has been contained in the change of control agreements that have not been altered in any material way since 2008 and based upon calculations, would only result in minimal expense as of the end of 2011.

The definition of “cause” means any of the following, as determined by our board of directors, in its sole discretion: (a) fraud or intentional misrepresentation, (b) embezzlement, misappropriation or conversion of assets or opportunities of the Company, (c) acts or omissions that are in bad faith or constitute gross negligence, or willful or reckless misconduct, or (d) conviction, plea of guilty or nolo contendere, or judicial determination of civil liability, based on a federal or state felony or serious criminal or civil offense.

The definition of “good reason” means any one or more of the following conditions, but only if (x) the condition was not consented to by the executive in advance or subsequently ratified by the executive in writing, (y) the condition remains in effect thirty days after the executive gives written notice to the board of directors of the executive’s intention to terminate employment for good reason, which notice specifically identifies such condition, and (z) the executive gives the notice referred to in (y) above within ninety days of the initial existence of such condition:

(i)  any material diminution of the executive’s authority, duties or responsibilities;

(ii)  any material diminution in the authority, duties, or responsibilities of the officer to whom the executive is required to report, including the requirement that the executive report to a corporate officer or employee rather than reporting to the board of directors;

(iii)  a material diminution of the executive’s base compensation;

(iv)  a material diminution in the budget over which the executive retains authority;

(v)  a material change in the geographic location at which the executive must perform the executive’s duties and responsibilities; or

(vi)  any other action or inaction by the Company that constitutes a material breach of the change of control agreement or any other agreement pursuant to which the executive provides services to the Company.

In determining whether the executive has grounds to terminate employment for good reason, the executive’s assertion of the existence of good reason is assumed correct unless the Company establishes by clear and convincing evidence that good reason does not exist.

The definition of “change of control” means the occurrence of any of the following: events with respect to the Company:

(i)  any person (other than an exempt person) acquires securities of the Company representing fifty percent or more of the combined voting power of the Company’s then outstanding voting securities;

(ii)  any person acquires, during the twelve month period ending on the date of the most recent acquisition, securities of Company representing at least thirty percent of Company’s then outstanding voting securities;

(iii)  a majority of the members of the board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors serving immediately prior to such appointment or election; or

(iv)  any person, during the twelve month period ending on the date of the most recent acquisition, acquires assets of Company having a total gross fair market value equal to or more than forty percent of the total gross fair market value of Company’s assets immediately before such acquisition or acquisitions;

but only if the applicable transaction otherwise constitutes a “change in control event” for purposes of Section 409A of the Code and Treas. Reg. §1.409A-3(i)(5).

The following table illustrates the additional compensation that we estimate would be payable to each of our named executive officers on termination of employment under each of the circumstances described above, assuming the termination occurred on December 31, 2011. We note that in addition to the amounts listed below, each named executive officer would have been entitled to receive an amount equal to his target bonus upon the occurrence of a change of control under the Incentive Program on December 31, 2011 in the following amounts: $721,000 for Mr. Hughes and $193,125 for each of Messrs. Gever, Matar, Dray, and Schulke. The amounts shown are estimates and do not necessarily reflect the actual amounts that these individuals would receive on termination of employment within 6 months prior to or 24 months following a change of control:

Name	Base Salary Multiple	Base Salary X Multiple ($)	Bonus Amount(1) ($)	Bonus Amount(1) X Multiple ($)	COBRA Benefits(2) ($)	Tax Gross-Up ($)	Total ($)
Termination by Company With Cause or by the Executive Without Good Reason:
Stephen B. Hughes	—	—	—	—	—	—	—
Terrence Schulke	—	—	—	—	—	—	—
Peter Dray	—	—	—	—	—	—	—
Norman Matar	—	—	—	—	—	—	—
Alan S. Gever	—	—	—	—	—	—	—
Death or Disability:
Stephen B. Hughes	—	—	$721,000	—	$28,387	—	$749,387
Terrence Schulke	—	—	$193,125	—	$28,387	—	$221,512
Peter Dray	—	—	$193,125	—	$332	—	$193,457
Norman Matar	—	—	$193,125	—	$17,503	—	$210,628
Alan S. Gever	—	—	$193,125	—	$29,079	—	$222,204
Termination Without Cause or by the Executive for Good Reason:
Stephen B. Hughes	(2.0x)	$1,444,200	—	$1,444,200	$28,387	$1,235,185	$4,151,972
Terrence Schulke	(1.5x)	$579,375	—	$289,688	$28,387	—	$897,450
Peter Dray	(1.5x)	$579,375	—	$289,688	$332	—	$869,395
Norman Matar	(1.5x)	$579,375	—	$289,688	$17,503	—	$886,566
Alan S. Gever	(1.5x)	$579,375	—	$289,688	$29,079	—	$898,142

(1)	The Bonus Amount for each executive as of December 31, 2011 is the product of the applicable percentage of the executive’s base salary as set forth in the table included in the Compensation Discussion and Analysis section entitled “Possible 2011 Cash Incentive Bonus as a Percentage of Annual Base Salary” and such executive’s annual base salary as of December 31, 2011.
(2)	Assuming the COBRA benefits continue for a period of 18 months following December 31, 2011.

Separation Agreement and Release with Mr. Gever

Under the Separation Agreement, the Company has agreed to pay Mr. Gever a total of $752,107.30 in cash ratably over the 22 month period (the “Severance Period”) following February 29, 2012, his last day of employment with the Company (the “Separation Date”), and to provide continued health plan coverage for Mr. Gever and his qualified family members under COBRA at active employee rates for a period up to 18 months. Mr. Gever received his full 2011 bonus under the Incentive Program, including the supplemental bonus that has been held back for the other executive officers. Mr. Gever has agreed to cooperate with the Company in the orderly transition of his job duties and to otherwise cooperate with the Company during the Severance Period. In addition, Mr. Gever has agreed to a general release of all claims against the Company, its directors, officers, and certain other persons affiliated with the Company.

Director Compensation for 2011

For the first three quarters of 2011, we paid the following fees to our directors: (i) an annual retainer of $20,000 to each of our non-employee directors, plus $1,500 for each board meeting attended and $1,000 for each board committee meeting attending; (ii) an additional annual retainer of $5,000 to the directors who chair our compensation, finance, and governance committees and an additional annual retainer of $12,500 to the chairman of our audit committee; and (iii) an additional $40,000 retainer to our lead director. Effective as of October 1, 2011, we pay the following fees to our directors (i) an annual retainer of $25,000 to each of our non-employee directors, plus $2,000 for each board meeting attended and $1,000 for each board committee meeting attended; (ii) an additional annual retainer of $15,000 to the directors who chair our compensation, finance, and governance committees and an additional annual retainer of $20,000 to the chairman of our audit committee committees; and (iii) an additional $25,000 to our lead director. All retainer fees are pro-rated for directors serving less than an entire year.

In addition, on September 28, 2011, our compensation committee awarded grants of restricted stock units (“RSUs”) to each of our non-employee directors as follows: 25,000 for James B. Leighton, 25,000 for Richard Dean Hollis, 5,000 for Gerald J. Laber, 5,000 for James E. Lewis, and 25,000 for Thomas K. McInerney. All of the RSUs vest in four equal installments over a four-year period on each of the next four anniversaries of the grant date, except for the grant to Mr. Leighton which vests in full on the first anniversary of the grant date. On December 6, 2011, the compensation awarded an additional grant of 5,000 RSUs to Mr. Leighton, that vest in four equal installments over a four-year period on each of the next four anniversaries of the grant date. In order for these awards to vest, the director must be in continuous service as a director to the Company, provided however, that such RSUs shall vest immediately upon a change of control or due to the director’s death or disability. Each RSU shall be settled in one share of Company common stock upon vesting.

The following table summarizes the compensation paid to our directors in 2011. Please refer to the preceding tables for compensation paid to our executive officer who is also a director.

Name	Fees Paid in Cash ($)	RSU Awards ($)(2)	All Other Compensation ($)	Total ($)
Robert J. Gillespie	$35,567	—	—	$35,567
William E. Hooper(1)	$404,786	—	—	$404,786
Richard Dean Hollis	$19,338	$149,000		$168,338
Gerald J. Laber	$81,738	$29,800	—	$111,538
James B. Leighton	$76,281	$174,450	—	$250,731
James E. Lewis	$48,363	$29,800	—	$78,163
Robert F. McCarthy	$97,317	—	—	$97,371
Thomas K. McInerney	$19,671	$149,000		$168,671
Michael R. O’Brien	$27,167	—	—	$27,167

(1)	William E. Hooper, one of our directors, is also our employee. Mr. Hooper provides us with marketing services. Amounts included represent Mr. Hooper’s compensation in 2011, including payments under the Incentive Program. Mr. Hooper, as an employee-director, is not entitled to the payment of a board retainer or payments for board or committee meetings attended.
(2)	For Messrs. Hollis, Laber, Lewis, and McInerney amounts represent the grant date fair value for each RSU granted on September 28, 2011 calculated in accordance with FASB ASC Topic 718. For Mr. Leighton, the amount includes the grant date fair value calculated in accordance with FASB ASC Topic 718 as follows: $149,000 for his September 28, 2011 grant and $25,450 for his December 5, 2011 grant.

The following table shows the number of stock options and RSUs held by each director as of December 31, 2011:

	Option Awards							RSU Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of RSUs	Market Value of RSUs
Robert J. Gillespie(1)	__	—		—		—	—	—	—
William E. Hooper	56,250	18,750	(2)	—		$6.53	11/07/18	—	—
	—	—		75,000	(3)	$6.53	11/07/18	—	—
	150,000	0		—		$9.85	5/21/17	—	—
	—	—		150,000	(3)	$9.85	5/21/17	—	—
Richard Dean Hollis	__	—		—		—	—	25,000	$134,000
Gerald J. Laber	33,750	11,250	(4)	—		$7.69	8/07/18	—	—
	90,000	0		—		$9.85	5/21/17	—	—
								5,000	26,800
James B. Leighton	33,750	11,250	(4)	—		$7.69	8/07/18	—	—
	90,000	0		—		$9.00	8/14/17	—	—
								25,000	$134,000
								5,000	26,800
James E. Lewis	33,750	11,250	(4)	—		$7.69	8/07/18	—	—
	90,000	0		—		$9.85	5/21/17	—	—
								5,000	26,800
Robert F. McCarthy(1)	__	—		—		—	—	—	—
Thomas K. McInerney	__	—		—		—	—	25,000	$134,000
Michael R. O’Brien(1)	__	—		—		—	—	—	—

(1)	In connection with their resignations, each of Messrs. Gillespie, McCarthy and O’Brien forfeited all of their unvested options and had until December 20, 2011 to exercise their vested options.
(2)	The options will vest in full on November 7, 2012.
(3)	50% of the options will vest, if at all, when the Company’s stock closes at or above $16.75 for 20 out of 30 consecutive trading days. The remaining 50% of the options will vest, if at all, when the Company’s stock closes at or above $20.25 for 20 out of 30 consecutive trading days.
(4)	The options will vest in full on August 7, 2012.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Executive officers, directors and certain persons who own more than 10% of the outstanding shares of our common stock are required by Section 16(a) of the 1934 Act and related regulations to file reports of their ownership of common stock with the SEC and to furnish us with copies of the reports. Based upon our review of these reports, the Company believes that all required filings for 2011 have been made in a timely manner.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of March 30, 2012 by:

•	each of our named executive officers and directors;
•	each person known by us to be the beneficial owner of more than 5% of any class of our voting stock; and
•	all our executive officers and directors, as a group.

Unless otherwise indicated, we believe that all persons named in the following table have sole voting and investment power with respect to all shares of stock beneficially owned by them. As of March 30, 2012, we had 58,940,554 shares of common stock issued and outstanding.

Name and Address of Beneficial Owner	Beneficial Ownership of Common Stock	Percentage of Outstanding Common Stock
Stephen B. Hughes(1)(2)	1,924,851	3.2%
Peter Dray(1)(3)	339,500	*
Alan S. Gever(1)(4)	377,118	*
Norman Matar(1)(5)	397,000	*
Terrence Schulke(1)(6)	414,980	*
Dean Hollis(1)	—	*
William E. Hooper(1)(7)	248,128	*
Gerald J. Laber(1)(8)	209,628	*
James B. Leighton(1)(9)	126,030	*
James E. Lewis(1)(10)	1,056,183	1.8%
Thomas K. McInerney(1)	8,500	*
Adage Capital Partners, L.P.(11)	7,343,302	12.5%
PRIMECAP Management Company(12)	4,960,605	8.4%
Dimensional Fund Advisors LP(13)	4,309,292	7.3%
BlackRock, Inc.(14)	3,514,707	6.0%
The Vanguard Group, Inc.(15)	3,041,768	5.2%
All directors and executive officers as a group (12 individuals)	5,132,531	8.3%

*	Less than 1%.
(1)	The business address of each of the noted individuals is 115 West Century Road — Suite 260, Paramus, New Jersey 07652. In calculating the number of shares beneficially owned and the percentage ownership, shares underlying options held by that individual that are either currently exercisable or exercisable within 60 days from March 30, 2012 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity.
(2)	Includes (i) 101,000 shares owned by Mr. Hughes’ spouse; (ii) 3,000 shares owned by Mr. Hughes’ son and (iii) 239,265 shares owned in equal 79,755 share increments by the Caroline Elise Hughes Irrevocable Trust, the John Trevelyn Hughes Irrevocable Trust, and the Henry Thomas Hughes Irrevocable Trust, trusts established for the benefit of Mr. Hughes’ three children and as to which his spouse is the trustee. Excludes 150,128 shares sold in November 2005 by Mr. Hughes, at a price equal to that paid by him, to three irrevocable trusts established in favor of adult members of Mr. Hughes’ family, as to which Mr. Hughes disclaims beneficial ownership. The voting rights for shares held in the three trusts are exercisable by the trustee, Mr. Stephen Feldhaus. Beneficial ownership includes 750,000 shares of common stock issuable upon the exercise of options within 60 days of March 30, 2012 and excludes: (i) 375,000 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $16.75 per share for 20 of 30 consecutive trading days; (ii) 375,000 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $20.25 per share for 20 of 30 consecutive trading days; (iii) 250,000 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least

$8.00 per share for 20 of 30 consecutive trading days; (iv) 250,000 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $12.00 per share for 20 of 30 consecutive trading days; (v) 250,000 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $16.00 per share for 20 of 30 consecutive trading days; (vi) 250,000 restricted stock units which vest, if at all, if the closing price for a share of common stock of the Company is at least $8.00 per share for 20 of 30 consecutive trading days; (vii) 250,000 restricted stock units which vest, if at all, if the closing price for a share of common stock of the Company is at least $12.00 per share for 20 of 30 consecutive trading days; and (viii) 250,000 restricted stock units which vest, if at all, if the closing price for a share of common stock of the Company is at least $16.00 per share for 20 of 30 consecutive trading days. Each restricted stock unit represents a right to receive one share of Common Stock. Of the shares beneficially owned, Mr. Hughes and the three irrevocable trusts referenced above have pledged 1,170,851 shares as security in connection with two loans.
(3)	Beneficial ownership includes 337,500 shares of common stock issuable upon the exercise of options within 60 days of March 30, 2012. Beneficial ownership excludes: (i) 150,000 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $16.75 per share for 20 of 30 consecutive trading days; and (ii) 150,000 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $20.25 per share for 20 of 30 consecutive trading days.
(4)	Beneficial ownership includes: (i) 20,466 shares owned by Mr. Gever’s spouse; and (ii) 337,500 shares of common stock issuable upon the exercise of options within 60 days of March 30, 2012.
(5)	Beneficial ownership includes 375,000 shares of common stock issuable upon the exercise of options within 60 days of March 30, 2012. Beneficial ownership excludes: (i) 150,000 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $16.75 per share for 20 of 30 consecutive trading days; and (ii) 150,000 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $20.25 per share for 20 of 30 consecutive trading days.
(6)	Beneficial ownership includes: (i) 480 shares owned by Mr. Schulke’s son; and (ii) 375,000 shares of common stock issuable upon the exercise of options within 60 days of March 30, 2012. Beneficial ownership excludes: (i) 150,000 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $16.75 per share for 20 of 30 consecutive trading days; and (ii) 150,000 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $20.25 per share for 20 of 30 consecutive trading days.
(7)	Beneficial ownership includes 206,250 shares of common stock issuable upon the exercise of options within 60 days of March 30, 2012 and excludes: (i) 112,500 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $16.75 per share for 20 of 30 consecutive trading days; and (ii) 112,500 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $20.25 per share for 20 of 30 consecutive trading days.
(8)	Beneficial ownership includes: (i) 19,000 shares held by Mr. Laber’s spouse; (ii) 24,000 shares of common stock held in Mr. Laber’s IRA rollover account; (iii) 13,000 shares held in Mr. Laber’s 401(k) and (iv) 123,750 shares of common stock issuable upon the exercise of options within 60 days of March 30, 2012.
(9)	Beneficial ownership includes: 123,750 shares of common stock issuable upon the exercise of options within 60 days of March 30, 2012.
(10)	Beneficial ownership includes: (i) 560,919 shares owned by Mr. Lewis’s spouse, (ii) 159,511 shares owned by the Estate of Lee Anne Lewis, of which Mr. Lewis is the personal representative and beneficiary, as to which Mr. Lewis disclaims beneficial ownership except to the extent of his pecuniary interests therein, and (iii) 123,750 shares of common stock issuable upon the exercise of options within 60 days of March 30, 2012.
(11)	Information based on Schedule 13G/A filed on February 16, 2010 by Adage Capital Partners, L.P., Adage Capital Partners GP, LLC, Adage Capital Advisors, LLC, Philip Gross and Robert Atchinson. The business address of Adage Capital Partners GP, LLC is 200 Claredon Street, 52nd Floor, Boston, Massachusetts 02116. Each reporting person included in the Schedule 13G/A reported that, at December 31, 2009, it shared power to vote and shared power to direct the disposition with respect to all of these shares.

(12)	Information based on Schedule 13G/A filed on February 13, 2012 by PRIMECAP Management Company. The business address of PRIMECAP Management Company is 225 South Lake Ave., #400, Pasadena, CA 91101. PRIMECAP Management Company reported that, at December 31, 2011, it possessed sole power to vote with respect to 3,313,405 of these shares, shared power to vote with respect to none of these shares and sole power to direct the disposition of all of these shares.
(13)	Information based on Schedule 13G/A filed on February 14, 2012 by Dimensional Fund Advisors LP. The business address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional Fund Advisors LP reported that, at December 31, 2011, it possessed sole power to vote with respect to 4,221,643 of these shares, shared power to vote with respect to none of these shares and sole power to direct the disposition of all of these shares.
(14)	Information based on Schedule 13G/A filed on February 8, 2012 by BlackRock, Inc. The business address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. BlackRock, Inc. reported that, at December 31, 2011, it possessed sole power to vote and sole power to direct the disposition with respect to all of these shares.
(15)	Information based on Schedule 13G filed on February 8, 2012 by The Vanguard Group, Inc. The business address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. The Vanguard Group, Inc. reported that, at December 31, 2011, it possessed sole power to vote with respect to 97,981 of these shares, shared power to vote with respect to none of these shares, sole power to direct the disposition with respect 2,943,787 of these shares, and shared power to direct the disposition with respect to 97,981 of these shares.

ITEM 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our board of directors is providing the Company’s stockholders with the opportunity to cast an advisory vote on executive compensation, as described below and in accordance with the recently adopted Section 14A of the Exchange Act.

As described above in the “Compensation Discussion and Analysis” section of this proxy statement, the Company utilizes its compensation system to attract, retain and motivate executives through a mix of base salary, incentive bonus and long-term equity compensation with an emphasis on incentives that reward strong performance and achievement in order to align the interest of management with our stockholders. Our compensation programs are designed to be competitive, but try to avoid pay elements like perquisites that do not directly support the Company’s values and business strategy even if common to the marketplace.

Base salary levels in the Company’s executive compensation system are guided by the individual’s job responsibilities, experience, value to the Company and demonstrated performance and are set with the aid of a compensation consultant. Pay and performance are linked through the use of annual and long-term incentives. One-time extraordinary events accomplished by our executive officers, such as this year’s Glutino acquisition, may be rewarded with discretionary bonuses. The Company’s executive compensation program is tightly administered by the compensation committee to link individual performance with compensation opportunities and to align the interests of the Company’s executives with those of our stockholders.

The Compensation Discussion and Analysis, beginning on Page 18 of this Proxy Statement, describes the Company’s executive compensation system. The board of directors requests that the Company’s stockholders approve the compensation of the Company’s named executive officers as follows:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including in the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby approved.

As an advisory vote, this resolution, commonly referred to as a “say-on-pay” vote is not binding. However, the compensation committee and the board of directors values the opinions expressed by the Company’s stockholders on this issue and will consider the outcome of this vote when making future compensation decisions for the named executive officers.

Recommendation:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ABOVE RESOLUTION.

ITEM 3 — THE RATIFICATION OF THE APPOINTMENT OF EHRHARDT KEEFE STEINER & HOTTMAN PC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012

The audit committee has appointed Ehrhardt Keefe Steiner & Hottman PC (“EKS&H”) as our independent registered public accounting firm for the year ending December 31, 2012, and has further directed that the board submit the selection of EKS&H for ratification by the stockholders at the annual meeting. EKS&H has served as our independent registered public accounting firm since our inception in 2005. This proposal is put before the stockholders because, although the stockholder vote is not binding on the audit committee, the audit committee and the board believe that it is good corporate practice to seek stockholder ratification of the audit committee’s appointment of the independent auditors. If the appointment of EKS&H is not ratified, the audit committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders. Even if the appointment of EKS&H is ratified, the audit committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent registered public accounting firm at any time during the year if it determines that such an appointment would be in the best interests of our Company and our stockholders.

Recommendation:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF EHRHARDT KEEFE STEINER & HOTTMAN PC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents fees for professional services rendered by EKS&H for the years ended December 31, 2010 and 2011.

	Year Ended
Fee Category	December 31, 2010	December 31, 2011
Audit fees	$180,000	$245,000
Audit-related fees	83,000	156,335
Tax fees	7,500	1,000
All other fees	—	—
Total fees	$270,500	$402,335

Audit Fees:  These fees include fees related to the audit of the Company’s annual financial statements for 2010 and 2011 and review of the Company’s quarterly financial statements for 2010 and 2011.

Audit-Related Fees:  Audit-related fees are for assurance and related services including, among others, due diligence services, consultation concerning financial accounting and reporting standards, and services related to the Company’s option exchange program.

Tax Fees:  Tax fees include fees incurred in connection with tax advice and planning.

All audit, audit-related and tax services performed by EKS&H in 2010 and 2011 were pre-approved by the audit committee, which concluded that the provision of such services by EKS&H was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Representatives of EKS&H are expected to be present at the annual meeting and will be afforded an opportunity to make a statement if desired and are expected to be available to respond to questions.

AUDIT COMMITTEE REPORT

Management is responsible for our internal controls and financial reporting process. Our independent accountants for 2011, EKS&H, are responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing their report. The audit committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the audit committee met with management and the independent accountants to review and discuss the financial statements for the year ended December 31, 2011. The audit committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61, as amended. The audit committee also received written disclosures from the independent accountants mandated by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee discussed with the independent accountants that firm’s independence.

Based upon the audit committee’s discussions with management and the independent accountants, and the audit committee’s review of the representations of management and the independent accountants, the audit committee recommended that the board of directors include Smart Balance’s audited financial statements in its annual report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

Sincerely,

Gerald J. Laber
Dean Hollis
James B. Leighton

ITEM 4 — SHAREHOLDER PROPOSAL REGARDING SUSTAINABILITY REPORTING

California State Teachers’ Retirement System Investments, or CalSTRS, notified the Company of its intention to submit the following proposal for the consideration of the stockholders at the 2012 annual meeting. CalSTRS has informed the Company that its address is 100 Waterfront Place, MS-04, West Sacramento, CA. and, as of November 30, 2012, it held 194,933 shares of the Company’s common stock.

“SMART BALANCE, INC. SUSTAINABILITY REPORT RESOLUTION

WHEREAS:

We believe that sustainability reporting on environmental, social and governance (ESG) business practices makes a company more responsive to the global business environment, an environment with finite natural resources, evolving legislation, and increasing public expectations of corporate behavior. Reporting also helps companies better integrate and gain strategic value from their existing corporate social responsibility efforts, improve company-wide communications, and publicize innovative practices.

Increasingly, companies are identifying sustainability factors relevant to their business and addressing them strategically through sustainability programs and reports. According to a 2011 KPMG report (Corporate Sustainability: A Progress Report), 62% of companies surveyed (378 global companies) have sustainability strategies in place. According to the Global Reporting Initiative (GRI), in 2010, 1,863 organizations prepared sustainability reports, a 23% increase from the year prior.

Evidence linking sustainability consideration and value creation is now being seen. An October, 2010 report from Thomson Reuters (ESG and Earnings Performance) concluded that, “U.S. companies with stronger ESG scores consistently beat earnings estimates more frequently than those with lower scores.” A July, 2011 white paper by RCM (Sustainability: opportunity or opportunity cost) opined that, “Investors could have added 1.6 percent a year over just less than five years to their investment returns by allocating to portfolios that invest in companies with above-average ESG rating.” And according to an October 4, 2011 report from Goldman Sachs (Why ESG Matters), “Firms with leading ESG scores tend to generate higher and more durable returns on capital than sector peers.”

According to Smart Balance’s 2010 annual report, the Company acknowledges that it faces a variety of ESG-related risks that could materially affect its financial condition and operating results, including regulatory, labor, supply chain, environmental and reputational risk. For example, on page 16 of this report, it states, “Decreased agricultural productivity in certain regions as a result of changing weather patterns could limit availability or increase the cost of key agricultural commodities. We are a large user of palm oil and could be affected by sustainability issues related to rain forests and the impact this would have on palm oil production.”

Smart Balance has not provided adequate disclosure, whether in public filings, on its website, or through a report, that discusses the Company’s response to ESG-related issues. Without this disclosure, shareholders, investors and analysts cannot ascertain whether Smart Balance is properly managing its ESG exposure, and this could adversely affect the value of our Company.

RESOLVED

Shareholders request that the Board of Directors issue a sustainability report describing the company’s short- and long-term responses to ESG-related issues. The requested sustainability report should include a company-wide review of the policies, practices, and metrics related to ESG performance. The report should be prepared at reasonable cost, omitting proprietary information, and made available to shareholders by December 31, 2012.

The foregoing is the verbatim submission of CalSTRS. All statements contained in the foregoing are the sole responsibility of CalSTRS. The Company has not verified their accuracy.

The Board of Directors’ Response to the Shareholder Proposal:

The Board of Directors unanimously recommends that the stockholders vote “AGAINST” the Shareholder Proposal for the following reasons:

We believe that our public disclosures adequately address the concerns raised by the Proponent in the Shareholder Proposal. Our Code of Business Conduct and Ethics, posted on our website at www.smartbalance.com, reflects our commitment to doing business in accordance with the highest standards of ethical business conduct. It commits all of our employees, officers and directors to honest and ethical behavior and obedience of all laws and regulations applicable to our business.

We also have many other policies and practices in place that are designed to ensure that our products are manufactured in a safe and environmentally and socially responsible manner. As disclosed in our most recent annual report, we require that our manufacturers maintain the quality of our products and comply with our product specifications, as well as all federal, state and local laws with respect to food safety. We receive production reports, quality control reports and samples from each manufacturer, and our research and development and quality control personnel regularly visit each manufacturing facility to ensure compliance with good manufacturing practices.

We also maintain a policy intended to prevent human trafficking and slavery in any portion of our supply chain. In that connection, we require our manufacturers to certify that they have reviewed their product supply chains to evaluate and address risks of human trafficking and slavery.

We further believe that our most recent annual report adequately addresses the proponent’s particular concern regarding potential fluctuations in the supply and cost of our products due to ESG-related issues. We obtain most of our raw materials from multiple sources and from time to time maintain varying positions in key raw materials, such as vegetable oils, milk and peanuts, in order to stabilize supply and price in the event of such fluctuations. In some instances, we enter into forward purchase commitments to hedge the costs of projected commodity requirements needed to produce our finished goods.

We understand and respect our stockholders’ ethical and business interests in good corporate citizenship and social responsibility. However, we do not believe that investing human and financial resources to produce the comprehensive sustainability report requested by the proponent would represent a necessary or prudent use of the stockholders’ assets. The amount of time, effort and resources required to produce such a sustainability report would divert significant resources that we believe could be better used in strengthening our business.

Required Vote:

To be approved, the Shareholder Proposal requires the affirmative vote of the majority of the shares of common stock present, in person or by proxy, and entitled to vote on the Shareholder Proposal at the 2012 annual meeting.

Recommendation of the Company’s Board of Directors:

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “AGAINST” THE SHAREHOLDER PROPOSAL.

STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

Regulations of the SEC require proxy statements to disclose the date by which shareholder proposals must be received by the company in order to be included in the company’s proxy materials for the next annual meeting. In accordance with these regulations, shareholders are hereby notified that if, pursuant to Rule 14a-8, they wish a proposal to be included in Smart Balance’s proxy statement and form of proxy relating to the 2013 annual meeting, a written copy of their notice must be received at our principal executive offices, in the form set forth below, no later than December 6, 2012. In order to include information with respect to a stockholder proposal in the Company’s proxy statement and form of proxy for a stockholder’s meeting pursuant to Rule 14a-8, stockholders must provide notice as required by, and otherwise comply with the requirements of, Rule 14a-8.

A stockholder wishing to present a proposal for a vote at our annual meeting (other than for inclusion in our proxy statement pursuant to Rule 14a-8) must deliver timely notice of such intention in proper written form to the corporate secretary. Under our bylaws, to be timely a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 nor more than 120 days prior to the date of the first anniversary of the previous year’s annual meeting. In the event the annual meeting is scheduled to be held on a date not within 30 days before or after such anniversary date, notice must be so received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. Proposals that stockholders wish to present for a vote at our 2012 annual meeting (other than for inclusion in our proxy statement pursuant to Rule 14a-8) must be received no earlier than January 23, 2013 and no later than February 22, 2013. In accordance with our bylaws, the chairperson of the meeting may refuse to acknowledge the proposal of any business not made timely. To be in proper form, a stockholder’s notice must be in writing and include all of the information required by our bylaws.

Stockholders wishing to submit names of potential candidates for consideration by our nominating and corporate governance committee for the board of directors’ slate of nominees for director should follow the procedures discussed under “Procedure for Stockholder Recommendations to the Nominating and Corporate Governance Committee for Potential Director Nominees.” Stockholders wishing to present their own nominations for director at the annual meeting should follow separate procedures discussed under “Procedure for Stockholder Nominations for Director.”

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE STOCKHOLDER MEETING
TO BE HELD ON MAY 23, 2012

A copy of our annual report for the year ended December 31, 2011 accompanies this proxy statement. This proxy statement and our annual report to stockholders are also available online at: http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=26110. A stockholder who would like to obtain an additional copy of this proxy statement or the 2011 annual report may obtain one by e-mailing investor@smartbalance.com or downloading a copy at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=26110. A stockholder who would like to obtain directions to the annual meeting may (i) write to our corporate secretary at 115 West Century Road, Suite 260, Paramus, New Jersey 07652 or (ii) contact Carole Buyers at 303-652-0521, extension 152.

ADDITIONAL INFORMATION

The board knows of no matter to be brought before the annual meeting other than the matters identified in this proxy statement. If, however, any other matter properly comes before the annual meeting, the individuals named in the proxy solicited by the board intend to vote on it on behalf of the stockholders they represent in accordance with their best judgment.

0

SMART BALANCE, INC.

Proxy for Annual Meeting of Stockholders on May 23, 2012

Solicited on Behalf of the Board of Directors

The Stockholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Card hereby appoint(s) Stephen B. Hughes and Norman Matar, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of common stock which the Stockholder(s) would be entitled to vote if personally present and acting at the annual meeting of stockholders of Smart Balance, Inc. to be held on Wednesday, May 23, 2012 and at any adjournments or postponements thereof, as indicated on the reverse side of this Proxy Card.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

SMART BALANCE, INC.

May 23, 2012

The Company's annual report, proxy statement and proxy card are available online at:

http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=26110.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20233030000000000000 4 052312

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN THE ELECTION OF DIRECTORS, "FOR" PROPOSALS 2 AND 3 AND "AGAINST" PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of the directors nominated by the Board of Directors to serve a three-year term and until their successors have been elected and qualified

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Dean Hollis
- ○ Thomas K. McInerney

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	FOR	AGAINST	ABSTAIN
2. Proposal to approve, on an advisory basis, our named executive officer compensation	☐	☐	☐
3. Proposal to ratify the appointment of Ehrhardt Keefe Steiner & Hottman PC as the Company's independent registered public accounting firm for fiscal year 2012	☐	☐	☐
4. Shareholder proposal to issue a sustainability report	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. **If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, FOR Proposals 2 and 3; and AGAINST in Proposal 4.**

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.